Exhibit 10.1

1019 MARKET STREET

LEASE AGREEMENT

1019 MARKET ST. PROPERTY, LLC,

a Delaware limited liability company,

as Landlord,

and

ZENDESK, INC.,

a Delaware corporation,

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease Agreement. Each reference in the Lease Agreement to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease Agreement, the terms of the Lease Agreement shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease Agreement.

TERMS OF LEASE (References are to the Lease Agreement)	DESCRIPTION

1. Lease Date:	September 6, 2013

2. Landlord:	1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company

3. Address of Landlord (Section 24.17):

c/o Westport Capital Partners LLC

2121 Rosecrans Ave., Suite 4325

El Segundo, California 90245

Attn: Wm. Gregory Geiger

and

c/o Cannae Partners

703 Market Street, Suite 400

San Francisco, California 94103

Attn: Jay Atkinson

And an additional copies to:

c/o Westport Capital Partners LLC

40 Danbury Rd.

Wilton, Connecticut 06897

Attn: Marc Porosoff

and

Kennerly, Lamishaw & Rossi LLP

707 Wilshire Boulevard, Suite 1400

Los Angles, California 90017

Attn: William J. Birney, Esq.

4. Tenant:	ZENDESK, INC., a Delaware corporation

(i)

5. Address of Tenant (Section 24.17):

989 Market Street, Suite 300

San Francisco, California 94103

Attn: Ainsley Hill

with a copy to:

989 Market Street, Suite 300

San Francisco, California 94103

Attn: Alan Black

and a copy to:

Goodwin Procter LLP

601 S. Figueroa Street, 41st Floor

Los Angeles, California 90017

Attn: Douglas A. Praw, Esq.

(Prior to Lease Commencement Date)

And

1019 Market Street

San Francisco, California 94103

Attn: Ainsley Hill

with a copy to:

1019 Market Street

San Francisco, California 94103

Attn: Alan Black

and a copy to:

Goodwin Procter LLP

601 S. Figueroa Street, 41st Floor

Los Angeles, California 90017

Attn: Douglas A. Praw, Esq.

(After Lease Commencement Date)

6. Premises (Article 1):

Approximately 72,933 rentable square feet of space, comprising the entire office portion of the Building located at 1019 Market Street, San Francisco, California, as depicted in the floor plans attached hereto as Exhibit A.

7. Term (Article 2).

7.1 Lease Term:	Approximately eight (8) years and five (5) months.

7.2 Lease Commencement Date:

The earliest to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, (ii) the date upon which a certificate of occupancy (or its legal equivalent) is issued for the Premises by the City of San Francisco, (iii) March 5, 2014, or (iv) the date that is one hundred fifty (150) days after the Effective Date, subject to the provisions of the Tenant Work Letter, attached hereto as Exhibit B, including Landlord Caused Delay.

7.3 Lease Expiration Date:	The last day of the one hundred first (101st) full calendar month following the Lease Commencement Date.

7.4 Amendment to Lease:	Subject to Article 2 of the Lease Agreement, Landlord and Tenant may confirm the Lease Commencement Date and Lease Expiration Date in an Amendment to Lease (Exhibit C).

(ii)

7.5 Option Term:	One five (5) year Option Term in accordance with the Extension Option Rider attached to the Lease.

8. Base Rent (Article 3):

Months of Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
1 - 12*	$3,373,151.25	$281,095.94	$46.25
13 - 24	$3,474,528.12	$289,544.01	$47.64
25 - 36	$3,578,822.31	$298,235.19	$49.07
37 - 48	$3,686,033.82	$307,169.49	$50.54
49 - 60	$3,796,162.65	$316,346.89	$52.05
61 - 72	$3,910,667.46	$325,888.96	$53.62
73 - 84	$4,027,360.26	$335,613.36	$55.22
85 - 96	$4,148,429.04	$345,702.42	$56.88
97 - 101	$4,273,144.47	$356,095.37	$58.59

*	Month 1 through 5 subject to abatement as provided in Section 3.2 of the Lease Agreement

9. Additional Rent (Article 4):

9.1 Expense Base Year	Calendar year 2014.

9.2 Utilities Base Year	Calendar year 2014.

9.3 Tenant’s Share of Direct Expenses and Utilities Costs	96.70% (i.e., 72,933 rentable square feet within the Premises / 75,423 rentable square feet within the Building).

10. Letter of Credit Amount:	$3,608,344.90, subject to reduction as provided in the Letter of Credit Rider.

11. Tenant Improvement Allowance:	$3,537,250.50, payable in accordance with to Exhibit B.

12. Brokers (Section 24.23):	The CAC Group, representing Landlord and Cornish & Carey Commercial Newmark Knight Frank, representing Tenant

13. Effective Date	The date on which the Substantial Completion of the Storefront Work occurs in accordance with Exhibit B.

(iii)

(iv)

ARTICLE 9 COVENANT AGAINST LIENS	20

ARTICLE 10 INDEMNIFICATION AND INSURANCE	21

10.1 Indemnification and Waiver	21
10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance	22
10.3 Tenant’s Insurance	22
10.4 Subrogation	23
10.5 Additional Insurance Obligations	24

ARTICLE 11 DAMAGE AND DESTRUCTION	24

11.1 Repair of Damage to Premises by Landlord	24
11.2 Landlord’s Option to Repair	25
11.3 Damage at the End of Lease Term	26
11.4 Waiver of Statutory Provisions	27
11.5 Abatement of Rent When Tenant Is Prevented From Using Premises	27

ARTICLE 12 CONDEMNATION	28

12.1 Permanent Taking	28
12.2 Temporary Taking	28

ARTICLE 13 COVENANT OF QUIET ENJOYMENT	29

ARTICLE 14 ASSIGNMENT AND SUBLETTING	29

14.1 Transfers	29
14.2 Landlord’s Consent	30
14.3 Transfer Premium	31
14.4 Landlord’s Option as to Subject Space	31
14.5 Effect of Transfer	32
14.6 Additional Transfers	32
14.7 Affiliated Companies/Restructuring of Business Organization	32

ARTICLE 15 SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	33

15.1 Surrender of Premises	33
15.2 Removal of Tenant Property by Tenant	33

ARTICLE 16 HOLDING OVER	34

ARTICLE 17 ESTOPPEL CERTIFICATES	34

ARTICLE 18 SUBORDINATION	35

(v)

ARTICLE 19 TENANT’S DEFAULTS; LANDLORD’S REMEDIES; LANDLORD DEFAULTS	35

19.1 Events of Default by Tenant	35
19.2 Landlord’s Remedies Upon Default	36
19.3 Payment by Tenant	37
19.4 Security for Performance of Tenant’s Obligations	37
19.5 Sublessees of Tenant	38
19.6 Waiver of Default	38
19.7 Payment of Rent and Security Deposit After Default	38
19.8 Efforts to Relet	38
19.9 Waiver of Reinstatement	38
19.10 Default by Landlord	39

ARTICLE 20 SIGNS	39

20.1 Building Standard Signage	39
20.2 Exterior Signage	39
20.3 Transferability	40
20.4 Maintenance/Removal	40
20.5 Use of Exterior Portion of the Building	40

ARTICLE 21 COMPLIANCE WITH LAW	41

ARTICLE 22 ENTRY BY LANDLORD	41

ARTICLE 23 ROOFTOP RIGHTS	42

23.1 Telecommunications Equipment	42
23.2 Rooftop Deck	43

ARTICLE 24 MISCELLANEOUS PROVISIONS	43

24.1 Terms; Captions	43
24.2 Binding Effect	43
24.3 No Waiver	43
24.4 Modification of Lease	44
24.5 Transfer of Landlord’s Interest	44
24.6 Prohibition Against Recording	44
24.7 Landlord’s Title; Air Rights	44
24.8 Relationship of Parties	45
24.9 Application of Payments	45
24.10 Time of Essence	45
24.11 Partial Invalidity	45
24.12 No Warranty	45
24.13 Landlord Exculpation	45

(vi)

24.14 Entire Agreement	45
24.15 Right to Lease	46
24.16 Force Majeure	46
24.17 Notices	46
24.18 Joint and Several	47
24.19 Authority	47
24.20 Attorneys’ Fees; Landlord Bankruptcy Proceedings	47
24.21 Governing Law	47
24.22 Submission of Lease	47
24.23 Brokers	47
24.24 Independent Covenants	47
24.25 Confidentiality	48
24.26 Property Management	48
24.27 Landlord Renovations	48
24.28 Prohibited Party Transactions	49
24.29 Certified Access Specialist (CASp) Inspection	49
24.30 Consent and Approvals	49
24.31 Counterparts	50

EXHIBITS

A	FLOOR PLANS OF THE PREMISES

B	TENANT WORK LETTER

C	AMENDMENT TO LEASE

D	RULES AND REGULATIONS

E	FORM OF TENANT’S ESTOPPEL CERTIFICATE

F-1	APPROXIMATE LOCATION OF TENANT’S BUILDING EXTERIOR SIGNS

F-2	RETAIL SIGNAGE LOCATION

G	JANITORIAL SCHEDULE

H	HVAC DEPRECIATION SCHEDULE

I	PROHIBITED USES

(vii)

EXTENSION OPTION RIDER

LETTER OF CREDIT RIDER

(viii)

INDEX OF DEFINED TERMS

Page

Abated Rent	3
Abatement Event	27
Abatement Period	3
Acceptable Changes	18
Accountant	12
Additional Rent	3
Affiliates	32
Alteration Supervision Fee	18
Alterations	18
Base Operating Expenses	12
Base Rent	2
Base, Shell, and Core	1
BOMA	1
Brokers	47
Building	1
Building Exterior Signs	39
Business Hours	15
Calendar Year	4
Claims	21
Codes	49
Comparable Buildings	1
Cost Pools	5
Damage Termination Date	26
Damage Termination Notice	26
Direct Expenses	4
Eligibility Period	27
Estimate	10
Estimate Statement	10
Estimated Excess	10
Estimated Repair Period	25
Excess	10
Excluded Claims	21
Expense Base Year	4
Expense Year	4
Force Majeure	46
Hazardous Material	13
Holidays	15
HVAC	13
Interest Rate	11
Landlord	1
Landlord Objection Notice	17
Landlord Parties	21
Landlord’s Damage Notice	25

(ix)

Laws	41
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
Mortgagee	35
Notices	46
Operating Expenses	4
Original Tenant	40
Outside Repair Period	17
Overlap Period	28
Premises	1
Project	1
Proposition 13	8
Real Property	1
Recapture Notice	31
Renovations	48
Rent	2
Review Period	11
Roof Deck	43
Special Use Improvements	20
Statement	10
Subject Space	29
Subsequent Year	7
Systems and Equipment	7
Tax Expenses	7
Telecommunications Equipment	42
Tenant	1
Tenant Damage Event	25
Tenant’s Share	9
Transfer Notice	29
Transfer Premium	31
Transferee	29
Transfers	29
Utilities Base Year	9
Utilities Costs	9
Work Letter	1

(x)

LEASE AGREEMENT

This Lease Agreement, which includes the preceding Summary attached hereto and incorporated herein by this reference (the Lease Agreement and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises constitutes the entire office portion of the building (the “Building”) located at 1019 Market Street, San Francisco, California. The outlines of the floor plans of the Premises is set forth in Exhibit A attached hereto and incorporated herein by this reference. The Building and the land upon which the Building is situated are herein sometimes collectively referred to as the “Real Property” or “Project” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located in the Building. The common areas shall be maintained and operated in a manner consistent with that provided by landlords of the similarly renovated office buildings in the mid-Market corridor of the City of San Francisco between 5th Street and 11th Street, which are institutionally owned (the “Comparable Buildings”) by Landlord or its designated property manager and the use thereof shall be subject to such reasonable and non-discriminatory rules, regulations and restrictions as Landlord may make from time to time Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof. However, Landlord shall not make alterations or additions that impair Tenant’s use of, or access to, the Premises and/or the Building.

1.2 Condition of Premises. Except as expressly set forth in this Section 1.2 and in the Tenant Work Letter attached hereto as Exhibit B and incorporated herein by this reference (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, Building or Real Property, and Tenant shall accept the same in its “As Is” condition on the Lease Commencement Date.

1.3 Rentable Square Feet. For purposes hereof, the “rentable square feet” of the Premises and the Building have been calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 1996 (“BOMA”). The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable square feet of the Premises.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter, including any Landlord Caused Delay), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. In the event that the Lease Commencement Date is a date which is other than the date set forth in Section 7.2(iii) of the Summary, within a reasonable period of time after the date Tenant takes possession of the Premises or receives the certificate of occupancy for the Premises, Landlord shall deliver to Tenant an Amendment to Lease in the form as set forth in Exhibit C attached hereto and incorporated herein by this reference, wherein the parties shall specify such different Lease Commencement Date and the Lease Expiration Date, and which Amendment to Lease Tenant shall execute and return to Landlord within ten (10) days of receipt thereof. Notwithstanding anything herein to the contrary, in no event shall the Lease Commencement Date be a date which is later than the date set forth in Section 7.2(iii) of the Summary. Subject to Section 6.1 of the Work Letter, Landlord shall give Tenant nonexclusive access to the Premises during a period of fourteen (14) days prior to the Lease Commencement Date for the purposes of Tenant’s installing in the Premises voice and data cabling and outlets, telephone equipment and furniture, fixtures and equipment. During such access period prior to the Commencement Date, (i) Tenant covenants that Tenant, its employees, agents and contractors shall not interfere with or cause any delay in Landlord’s completion of the Landlord Work; (ii) Tenant’s access and use of the Premises prior to the Lease Commencement Date shall be subject to all provisions of this Lease; and (iii) Tenant shall not conduct any business in the Premises and none of Tenant’s employees shall office in the Premises. Such access period shall not advance the Expiration Date of this Lease.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, pursuant to a monthly invoice sent to Tenant, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first (1st) day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term (after the abatement period set forth in Section 3.2 below) shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first (1st) day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Conditional Abatement of Base Rent. Notwithstanding anything to the contrary contained in Section 3.1 above and provided that Tenant faithfully performs all of the terms and conditions of this Lease during the Abatement Period (as defined below), Landlord hereby agrees to abate Tenant’s obligation to pay Tenant’s monthly Base Rent (the “Abated Rent”) for the first five (5) full months of the Lease Term (the “Abatement Period”), which total amount of Abated Rent is $1,405,479.70 (i.e., 5 months x $281,095.94 per month = $1,405,479.70). During the Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under this Lease. If at any time during the Abatement Period an uncured default by Tenant occurs, then the abatement of Base Rent provided for in this Section 3.1 shall immediately become void, the Base Rent payable by Tenant to Landlord shall immediately equal the amount set forth in Section 8 of the Summary without abatement, and in the event such default results in the early termination of this Lease pursuant to the provisions of Section 19.1, then as a part of the recovery set forth in Section 19.2 below, Landlord shall be entitled to the recovery of the Abated Rent.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 above, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Direct Expenses which are in excess of the amount of Direct Expenses applicable to the Expense Base Year; plus (ii) Tenant’s Share of the annual Utilities Costs which are in excess of the amount of Utilities Costs applicable to the Utilities Base Year. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Expiration Date.

4.2.2 “Expense Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.3 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.4 “Expense Year” shall mean each Calendar Year.

4.2.5 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Building and Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.6 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections (except for those incurred with respect to the installation of Tenant’s or other occupant’s improvements in the Building or incurred in renovating or otherwise improving vacant space in the Building), and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property and/or the Building; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Building and Real Property; (v) alarm and security services; (vi) any equipment rental agreements or management agreements (including the cost of any reasonable management fee and the fair rental value of any office space provided thereunder); (vii) wages, salaries and other compensation and benefits of all persons actually engaged in the operation, management, maintenance or security of the Building and Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits (but not any of Landlord’s general corporate overhead and general administrative expenses); (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building or Real Property; (ix)

the cost of janitorial service for the Project, but excluding janitorial services for the premises, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Real Property; (xi) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to materially reduce the costs associated with the operation or maintenance of the Building and Real Property, (II) made to the Building or Real Property after the Lease Commencement Date that are required under any governmental law or regulation, or (III) which are reasonably determined by Landlord to be in the best interests of the Building and/or the Real Property; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine and (x) costs of pest control, if any, undertaken by Landlord in the Common Areas, but excluding therefrom any pest control costs to the extent such work is conducted with regard to pests and vermin located in, or originating from, the retail space in the Building. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is less than one hundred percent (100%) occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses, such statement shall be itemized on a line item by line item basis, showing the applicable expense of the applicable year and the year prior to the applicable year. The parties acknowledge that Tenant is not anticipated to be conducting business in the entire Premises during the entirety of the Expense Base Year, so that a gross-up of the Operating Expenses for the Expense Base Year will likely be required pursuant to the above. Without limitation of the foregoing, for purposes of extrapolating the Operating Expenses for the Expense Base Year (notwithstanding the fact that Tenant did not conduct business in the entirety of the Premises for the entire Base Expense Year) Landlord’s gross-up of the actual Operating Expenses shall take into account the actual costs incurred for those floors of the Premises that were fully operational during the Base Expense Year and shall, based on discussions with Tenant and Landlord’s property manager, extrapolate the variable components of the Operating Expenses for the Building during the Expense Base Year based on the number of floors of the Premises that were fully operations during the Expense Base Year. For purposes of this Section Landlord shall consider a particular floor of the Premises to be fully operational if Tenant is conducting any business therefrom. (The final grammatical paragraph of Paragraph 4.7 below sets forth Tenant’s rights to audit Landlord’s calculation of the Operating Expenses for the Base Year, including the gross-up of the same pursuant to the above, as applicable).

Landlord shall have the right, from time to time, in its discretion, but with prior written notice to Tenant, to equitably allocate some or all of the Direct Expenses (and/or Utilities Costs) between the office and retail portions of the Building for purposes of determining Direct Expenses (and/or Utilities Costs) and/or the provision of various services and amenities thereto (the “Cost Pools”).

Notwithstanding anything to the contrary set forth in this Article 6, when calculating Operating Expenses for the Expense Base Year, Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes and costs relating to capital improvements or expenditures.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Building; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Building to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.5, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Real Property; (F) Utilities Costs; (G) contributions to operating expense reserves and any bad debt loss, rent loss or other reserve for bad debt or rent loss; (H) any costs incurred to test, survey, clean up, contain, abate or remove any environmental or hazardous waste or materials, including without limitation, asbestos containing materials, from the Building, any other building in the Project or the common areas, or to remedy any breach or violation of any environmental laws; (I) interest, fines or penalties for any late payments by Landlord not due to the act or neglect of Tenant or its agents, contractors or employees; (J) “in-house” legal and/or account fees; (K) legal fees, late charges and penalties incurred in connection with Landlord’s noncompliance with or violation of law; (L) costs resulting from the negligence or willful misconduct of Landlord, its employees, agents and/or contractors and not reimbursed by insurance; (M) advertising and promotional expenses and costs associated with maintaining Landlord’s corporate (or other entity) existence and other overhead and administrative costs of Landlord not directly incurred in the operation and maintenance of the Building or the Project; (N)) any entertainment, dining or travel expenses of Landlord for any purpose: (O) costs incurred in connection with the making of repairs or replacements which are the obligation of any other tenant or occupant; (P) political contributions or contributions to charitable organizations; (Q) costs or fees relating to the defense of Landlord’s title to or interest in the Project, or any part thereof; (R) costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Real Property into compliance with building codes and other applicable Laws in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the Building or any other improvements to the Real Property, to the extent such violations exist as of the Lease Commencement Date under any applicable building codes in effect and as interpreted by applicable governmental authorities as of such date; (S) depreciation or amortization of the Building or its components or the common area; (T) any costs in connection with an expansion of the rentable area of the Building or adding any new Building amenities, or any costs incurred in connection with any additions to the common areas, including the purchase of additional land or other development rights; (U) the cost of any item or service for which Tenant separately reimburses Landlord or pays to third parties, or that Landlord provides selectively to one or more, but not all Tenants of the Building, other than Tenant, whether or not Landlord is reimbursed by such other tenant(s), including, without limitation, the actual cost of any special electrical, heating, ventilation or air conditioning required by any tenant that exceeds the standard for the Building; (V) the cost of correcting defects in the initial construction in the Building or any common area; (W) the costs of leasing equipment or other items which if purchased would constitute a capital expenditure; (X) the cost of Landlord in performing work expressly provided in this Lease to be at Landlord’s expense; and (Y) any personal property taxes of Landlord for equipment or items not used directly in the operation or maintenance of the Building or the Common Area.

If, in any calendar year following the Base Year (a “Subsequent Year”), a new type of expense item (e.g. earthquake insurance) is included in Operating Expenses which was not included in the Base Year Operating Expenses, then the cost of such new type of item shall be added to the Base Year Operating Expenses for purposes of determining the Operating Expenses payable under this Lease for such Subsequent Year and no additional amounts shall be paid by Tenant as a result of the addition of the new type of expense item except to the extent of Tenant’s Share of amounts in excess of the Base Year amount for such item. During each Subsequent Year, the same amount shall continue to be included in the computation of Operating Expenses for the Base Year, resulting in each such Subsequent Year Operating Expenses only including the increase in the cost of such new item over the Base Year, as so adjusted. However, if in any Subsequent Year thereafter, such new item is not included in Operating Expenses, no such addition shall be made to Base Year Operating Expenses. Conversely, as reasonably determined by Landlord, when an expense item that was originally included in the Base Year Operating Expenses is, in any Subsequent Year, no longer included in Operating Expenses, then the cost of such item shall be deleted from the Base Year Operating Expenses for purposes of determining the Operating Expenses payable under this Lease for such Subsequent Year and Tenant shall be entitled to a reimbursement to the extent of any over payment pertaining to such item as provided in Section 4.3 below. The same amount shall continue to be deleted from the Base Year Operating Expenses for each Subsequent Year thereafter that the item is not included.

4.2.6 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if all of the renovations and the tenant improvements in the Building were fully constructed and the Real Property, the Building, and all renovations and tenant improvements in the Building were fully assessed for real estate tax purposes.

4.2.7.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.7.2 In no event shall Tax Expenses for any Expense Year be less than the component of Tax Expenses included in Direct Expenses for the Expense Base Year.

4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Building or Real Property), (ii) any items included as Operating Expenses or Utilities Costs, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.8 “Tenant’s Share” shall mean the percentage set forth in Section 9.3 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.9 “Utilities Base Year” shall mean the calendar year set forth in Section 9.2 of the Summary.

4.2.10 “Utilities Costs” shall mean all actual charges for utilities for the Building and the Real Property, but excluding the utilities for the Premises which Tenant shall pay directly to the utility provider therefor pursuant to Article 6 below, which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity and other utilities as well as related fees, assessments and surcharges (but excluding those charges (if any) for which tenants directly reimburse Landlord or otherwise pay directly to the utility company). Utilities Costs shall be calculated assuming the Building is at least one hundred percent (100%) occupied during all or any portion of an Expense Year (including the Utilities Base Year). If, during all or any part of any Expense Year, Landlord does not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be decreased by the amount equal to the Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Real Property under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Real Property or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Real Property. For purposes of determining Utilities Costs incurred for the Utilities Base Year, Utilities Costs for the Utilities Base Year shall not include any one time special charges, “tap fees,” costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to deregulation, boycotts, embargoes, strikes or other shortages of services or fuel. In addition, if in any Expense Year subsequent to the Utilities Base Year, the amount of Utilities Costs decreases due to a reduction in the cost of providing utilities to the Real Property for any reason, including without limitation, because of deregulation of the utility industry and/or reduction in rates achieved in contracts with utilities providers, then for purposes of the Expense Year in which such decrease in Utilities Costs occurred and all subsequent Expense Years, the Utilities Costs for the Utilities Base Year shall be decreased by an amount equal to such decrease.

4.3 Calculation and Payment of Additional Rent.

4.4.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses for the Expense Base Year and/or (ii) Tenant’s Share of

Utilities Costs for such Expense Year exceeds Tenant’s Share of Utilities Costs for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the “Excess”).

4.4.2 Statement of Actual Direct Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first day of April following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3 of this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses and Utilities Costs for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.4.3 Statement of Estimated Direct Expenses and Utilities Costs. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate” ) of what the total amount of Direct Expenses and Utilities Costs for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing (i) Tenant’s Share of Direct Expenses, which shall be based upon the Estimate, to Tenant’s Share of Direct Expenses for the Expense Base Year, and (ii) Tenant’s Share of Utilities Costs, which shall be based upon the Estimate, to Tenant’s Share of Utilities Costs for the Utilities Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.5.1 Said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.5.2 Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property; or

4.5.3 Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, that the foregoing late charge shall be revised to ten percent (10%) upon the second (2nd) time that any installment of Rent or any other sum is delinquent in any twelve (12) month period. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

4.7 Tenant’s Audit Rights. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not paid on a contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices at the location of the Building or such other location in San Francisco County, California as may be designated by Landlord; provided, however, that notwithstanding any such timely objection, dispute, inspection, and/or audit, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, inspection and/or audit as set forth in this Section 4.6, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 4 in accordance with such Statement. However, such payment may be made under protest pending the outcome of any audit which may be performed by the accountant as described below. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant’s failure to dispute and/or audit the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense (except as provided hereinbelow), by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm and is not paid on a contingency fee basis (the “Accountant”). Such certification shall be binding upon Landlord and Tenant. Landlord shall cooperate in good faith with Tenant and the Accountant to show Tenant and the accountant the information upon which the certification is to be based. If such certification by the Accountant proves that the Direct Expenses and Utilities Cost set forth in the Statement were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties’ receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees to keep, and to cause all of Tenant’s employees and consultants to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, and in connection therewith, Tenant shall cause such employees, consultants to execute such reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

Upon written request by Tenant to Landlord at any time following the last day of the Expense Base Year and after which Landlord has completed Landlord’s calculation of Operating Expenses for the Expense Base Year (“Base Operating Expenses” ) (and Landlord shall use reasonable efforts to complete such calculation within one hundred fifty (150) days following the last day of the Expense Base Year), Landlord shall deliver to Tenant for Tenant’s review a Landlord’s Statement setting forth Landlord’s calculation of Base Operating Expenses, and, upon receipt of such Landlord’s Statement, Tenant shall have the right to review Landlord’s books and records related to Landlord’s statement and, if necessary, audit Landlord’s books and records, with respect to the calculation of Base Operating Expenses, with such review and/or audit to be in accordance with the provisions above in this Section 4.7, as they apply to Tenant’s review and audit of Landlord’s Statement for a particular calendar year (including, without limitation, the procedures that apply in the event the parties disagree regarding the results of Tenant’s review or audit of Base Operating Expenses) and, once the foregoing review and/or audit process has been completed as to the Base Operating Expenses, Tenant shall not be permitted to re-evaluate the Base Operating Expenses at a later date unless additional information pertinent to the gross-up has been obtained and requires an adjustment to Landlord’s Statement for the Base Operating Expenses.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building (and such other incidental uses, as kitchens, dining areas, storage areas, meeting space, including on the roof deck, and showers, and bicycle storage and parking contemplated under this Lease or as otherwise approved by Landlord), and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. By way of example and not limitation, general office use shall not include medical office use or any similar use, laboratory use, classroom use, an executive suite or similar use, any use not characterized by applicable zoning and land use restrictions as general office use, any use which would require Landlord or Tenant to obtain a conditional use permit or variance from any federal, state or local authority, or any other use not compatible, in Landlord’s sole judgment, with the Building. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto and incorporated herein by this reference, or in violation of the laws of the United States of America, the state in which the Building is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material,” as that term is defined below, except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute Hazardous Materials as defined in this Lease). As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Building is located or the United States Government.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, in a manner consistent with that provided by landlords of the Comparable Buildings unless otherwise stated below.

6.1.1 Subject to the terms of Section 6.2 below, Landlord shall provide heat, ventilation and air conditioning (“HVAC”) for normal comfort for normal office use in the Premises at Landlord’s actual cost, which may include the actual charges of the HVAC, the depreciation of the HVAC equipment, pursuant to a schedule agreed upon by Tenant and Landlord, and engineer time). Tenant shall have full control over the HVAC provided to the Premises and be entitled to use HVAC on demand at the hours and periods desired by Tenant subject to the terms of Section 6.2 below.

6.1.2 Landlord shall provide adequate electrical wiring and facilities for normal general office use as determined by Landlord. Tenant shall contract for and pay directly to the utility company pursuant to the utility company’s separate meters (or to Landlord in the event that Landlord provides submeters instead of the utility company’s meters), the cost of all electricity provided to and/or consumed in the Premises. Upon request, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises as part of Operating Expenses.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory, toilet, shower and kitchen purposes.

6.1.4 Landlord shall provide window washing services.

6.1.5 Landlord shall provide automatic passenger elevator service at all times.

6.1.6 Tenant shall be fully responsible for janitorial services for the Premises pursuant to Section 6.5 below. Landlord shall provide trash removal from the trash bins provided for the Building and shall provide janitorial services for the common areas, exterior of the Building, elevators, and common area restrooms, according to the Schedule attached hereto as Exhibit G.

6.1.7 Landlord shall, throughout the Lease Term, retain a reputable and licensed security services firm for the provision of security for the Building seven (7) days per week and twenty four (24) hours per day, pursuant to such security procedures, hours, rules and scheduling; provided, however, that neither Landlord nor any of the “Landlord Parties” (as defined in Section 10.1.1 below) shall be liable for, and Landlord and the Landlord Parties are hereby released from any responsibility for, any damage either to person or property or any losses, costs, expenses or claims incurred in connection with or arising from any acts or omissions of Landlord’s security personnel. After the fourth (4th) Lease Year, Landlord will review the security procedures at the Comparable Buildings. Based on this review, in Landlord’s reasonable opinion, if other buildings are providing security services less than 24 hours a day, 7 days a week, then Landlord will request an adjustment to the security services provided to the Building’s and shall present the adjustment, including the proposed hours, schedule, and procedures, in writing, for Tenant’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord will reserve the right to modify the Building security services after the initial Lease Term; provided, that any changes to the security services provided during the Option Term shall be agreed to by Tenant in the lease amendment memorializing the extension of the Lease Term. As a component of the security services provided by Landlord, at Landlord’s expense, Landlord shall install a card reader security system at the Building entrances, elevators and stair corridors. Tenant shall be entitled to use the stairwells for internal connectivity between floors.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant’s consumption of electricity shall exceed three (3) watts per usable square foot of the Premises, calculated on an annualized basis for the Business Hours (as defined below), Tenant shall pay to Landlord, concurrently with the next payment of Base Rent due Landlord, the actual cost of such excess consumption, the actual cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the actual cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, concurrently with the next payment of Base Rent due Landlord, including the cost of such additional metering devices. If the Building is not fully occupied by Tenant pursuant to this Lease and Tenant desires to use HVAC in the Premises during hours other than between Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m. (the “Business Hours”), except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the “Holidays”): (x) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use thereof (Tenant can give as little as two hours’ notice of its desired use); (y) Landlord shall supply such after-hours HVAC to Tenant at Landlord’s actual hourly cost, determined on a per floor basis equal the actual cost incurred by Landlord to supply such after-hours HVAC on an hourly basis; and (z) Tenant shall pay such cost to Landlord as Additional Rent within thirty (30) days after billing. Notwithstanding the foregoing, in all instances where Tenant is using HVAC in excess of eleven (11) hours per day on a floor-by-floor basis, measured weekly on an average daily basis, or on days other as described hereinabove, Tenant shall pay to Landlord (1) the increased wear and tear and depreciation on equipment to provide such after-hours HVAC, based on the depreciation schedule attached hereto as Exhibit H, and (2) any additional maintenance costs incurred by Landlord, as Additional Rent within thirty (30) days after billing.

6.3 Interruption of Use. Except as otherwise set forth in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as provided in Section 11.5 below) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Access to Premises. Subject to all of the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit D, and all applicable Laws, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

6.5 Janitorial. Tenant shall be fully responsible, at Tenant’s sole cost and expense, for providing janitorial services for the Premises. Such janitorial services shall be provided by licensed contractors selected by Tenant and reasonably approved by Landlord (and if required by Landlord shall be union or non-union affiliated and shall have such other labor affiliations so as to not cause any labor disharmony at the Project, as determined by Landlord). In addition, such janitorial services shall be consistent with the operation and appearance of the Building and conform to the cleaning specifications reasonably provided from time to time by Landlord, including, without limitation, the daily cleaning of all interior surfaces of the Premises. Landlord’s initial minimum cleaning standards and schedule for the Premises are set forth on Exhibit G attached hereto.

6.6 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be requested by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, mold removal, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any utilities or services for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances. By way of example, and not limitation, Tenant shall be responsible, at Tenant’s sole expense, for repairing and/or replacing, carpet, marble, tile or other flooring, paint, wall coverings, corridor and interior doors and door hardware, telephone and computer equipment, interior glass, window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements. In addition, Tenant shall be responsible for the installation, maintenance and repair of all telephone, computer and related cabling from the telephone terminal room on the floor on which the Premises is located to and throughout the Premises, and Tenant shall be responsible for any loss, cost, damage, liability and expense (including attorneys’ fees) arising out of or related to the installation, maintenance, repair and replacement of such cabling. At Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning and electrical systems serving the Building and not located in the Premises; provided, however, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs. Except as otherwise set forth in this Lease, Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to

Landlord by Tenant. Except as otherwise set forth in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right (if any) to make repairs at Landlord’s expense under Section 1932, Subdivision 1, and Sections 1941 and 1942 of the California Civil Code, Section 431.70 of the California Code of Civil Procedure, and under any similar law, statute, or ordinance now or hereafter in effect.

7.3 Tenant’s Right to Repair. Notwithstanding anything to the contrary set forth in this Article 7, if Tenant provides written notice to Landlord of the need for repairs and/or maintenance which are Landlord’s obligation to perform pursuant to Section 7.2 above, and Landlord fails to undertake such repairs and/or maintenance within a reasonable period of time, given the circumstances, after receipt of such notice, but in any event not later than ten (10) business days after receipt of such notice (or such longer time as is reasonably necessary if more than ten (10) business days are reasonably required to complete such repairs and Landlord commences such repairs within such 10 business-day period and thereafter diligently attempts to complete same, but in no event longer than ninety (90) days), then Tenant may proceed to undertake such repairs and/or maintenance upon delivery of an additional five (5) business days’ notice to Landlord that Tenant is taking such required action (provided, however that neither of the notices shall be required in the event of an emergency which threatens life or where there is imminent danger to property or a possibility that a failure to take immediate action could cause an imminent and material disruption in Tenant’s normal and customary business activities within the Premises). If such repairs and/or maintenance were required under the terms of this Lease to be performed by Landlord and are not performed by Landlord prior to the expiration of such 5-business day period (the “Outside Repair Period”), then Tenant shall be entitled to reimbursement by Landlord of Tenant’s actual, reasonable, and documented costs and expenses in performing such maintenance and/or repairs. Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of invoice of such costs and expenses, and if Landlord fails to so reimburse Tenant within such 30-day period, then Tenant shall be entitled to offset against the Rent payable by Tenant under this Lease the amount of such invoice, which shall have accrued on the amount of such invoice during the period from and after Tenant’s delivery of such invoice to Landlord through and including the earlier of the date Landlord delivers the payment to Tenant or the date Tenant offsets such amount against the Rent; provided, however, that notwithstanding the foregoing to the contrary, if (i) Landlord delivers to Tenant prior to the expiration of the Outside Repair Period described above, a written objection (the “Landlord Objection Notice”) to Tenant’s right to receive any such reimbursement based upon Landlord’s good faith claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, or (ii) Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice based upon Landlord’s good faith claim that such charges are excessive (in which case, Landlord shall reimburse Tenant, within such 30-day period, the amount Landlord contends would not be excessive), then Tenant shall not be entitled to such reimbursement or offset against Rent. Tenant, as its sole remedy, may require that such disagreement be submitted by the parties to a dispute resolution procedure mutually and reasonably agreed to by the parties, which shall be the Expedited JAMS Procedures or another reputable dispute resolution group mutually agreed upon by Landlord and Tenant or a mutually agreed upon expert acting independently; provided that any expert selected for such procedure shall be a building manager or other building management expert with substantial experience in first-class building operations. (If Landlord and Tenant have not agreed upon the dispute resolution group or independent expert within fifteen (15) days after their agreement to submit the dispute to the dispute resolution procedure, then the parties shall be deemed to have selected JAMS as the dispute resolution group.) If the parties engage in a dispute resolution procedure pursuant to the immediately preceding sentence, the parties shall be bound by the results of such procedure. Each party shall bear one-half (1/2) of the cost of the dispute resolution procedure; provided, however, if the resolution of the dispute includes an award of costs to one of the parties, then the losing party shall pay the entire cost of the dispute resolution procedure in accordance with such resolution. In the event Tenant undertakes such repairs and/or maintenance, and such work will affect the Systems and Equipment, any structural portions of the Building, any common areas of the Real Property and/or the exterior appearance of the Building, Tenant shall use only those unrelated third party contractors used by Landlord in the Building for such work unless such contractors are unwilling or unable to perform such work at competitive prices, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in the Comparable Buildings. Tenant shall comply with the other terms and conditions of this Lease if Tenant takes the required action, except that Tenant is not required to obtain Landlord’s consent for such repairs.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Except as provided hereinbelow, Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof. Landlord shall not unreasonably withhold or delay its consent for any Alterations, except that Landlord may withhold its consent, in its sole and absolute discretion, with respect to such Alterations which (i) affect any area, or which can be seen from any area, outside the Premises or the Building, and/or (ii) affect the structural components or Systems and Equipment of the Building. Notwithstanding anything to the contrary contained in this Section 8.1, Tenant may make non-structural interior alterations, additions or improvements to the interior of the Premises (collectively, the “Acceptable Changes”) without Landlord’s consent, provided that: (a) Tenant delivers to Landlord written notice of such Acceptable Changes at least ten (10) days prior to the commencement thereof; (b) the aggregate cost of all such Acceptable Changes during any twelve (12) consecutive month period does not exceed Fifty Thousand Dollars ($50,000.00); (c) such Acceptable Changes shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8; (d) such Acceptable Changes do not require the issuance of a building permit or other governmental approval; (e) such Acceptable Changes do not affect any Systems and Equipment, the ground floor lobby areas of the Building, pertain to painting of the exposed brick portions of the Premises, and cannot be seen from outside the Premises; and (f) such Acceptable Changes shall be performed by qualified contractors and subcontractors which normally and regularly perform similar work in the Comparable Buildings. Tenant shall pay for all overhead, general conditions, fees, taxes and other costs and expenses of the Alterations and except for Acceptable Changes, Tenant shall pay to Landlord the Alteration Supervision Fee. The “Alteration Supervision Fee” shall be an amount equal to zero percent (0%) of the costs of the Alterations if such costs are, in the aggregate, up to $49,999.99, six percent (6%) of the costs of such Alterations if such costs are, in the aggregate, between $50,000.00 and $99,999.99, five percent (5%) of the cost of the Alterations, if such costs are, in the aggregate, between $100,000.00 and $250,000.00, or four percent (4%) of the costs of such Alterations, if such costs are, in the aggregate, in excess of $250,000.00. The construction of the initial improvements to the Premises (and the Landlord supervision fee therefor) shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant provide Landlord with detailed plans and specifications and an estimated budget for the proposed Alteration and that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof. In addition, with respect to any Alterations to be made in the Building which cost in excess of $100,000.00, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond, or, at Tenant’s option, some alternate form of security reasonably satisfactory to Landlord, in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Landlord’s Property. All Alterations, improvements and/or fixtures (excluding Tenant’s trade fixtures, moveable furniture and personal property) which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall become the property of Landlord upon expiration of the Lease Term or earlier termination of this Lease; provided, however: (i) Tenant may not remove any Tenant Improvements or Alterations paid for by Landlord with Landlord’s own funds or out of any tenant improvement allowances provided by Landlord (except any such removal made in connection with Alterations approved by Landlord); and (ii) Landlord may, by written notice delivered to Tenant concurrently with Landlord’s approval of the final working drawings for any Alterations (or for the initial tenant improvements constructed for the Premises), identify those Alterations (or initial tenant improvements for Tenant’s initial occupancy, as the case may be) which Landlord will require Tenant to remove at the expiration or earlier termination of this Lease; provided further, however, that Tenant shall in no event be required to remove any such Alterations (or initial tenant improvements, as the case may be) other than (a) any raised floors, internal stairwells, vaults and other similar special use tenant improvements, (b) the Telecommunications Equipment (as defined in Section 23.1 below) and all phone and data cabling, (c) those other improvements or alterations which are of such specialized nature or application that the same are not reasonably suited for use by a successor occupant of the Premises and (d) the Rooftop Deck (as defined in Section 23.1 below) to the extent required by the governmental approvals permitting the installation and use of the Rooftop Deck (collectively, “Special Use Improvements”). If Landlord requires Tenant to remove any such Alterations (or any such initial tenant improvements which are constructed for the Premises, Tenant, at its sole cost and expense, shall remove the identified Alterations and improvements on or before the expiration or earlier termination of this Lease and repair any damage to the Premises caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or Special Use Improvements, Landlord may do so and may charge the actual cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Tenant may obtain leasehold financing and other financing secured by Tenant’s leasehold interest in the Premises and Tenant’s personal property. Any such financing obtained by Tenant shall not violate the provisions of this Article 9 or the provisions of Article 14 below. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises (excluding any work performed by Landlord), and, in case of any such lien attaching or notice of any lien (excluding any liens attached as a result of work performed by Landlord), Tenant covenants and agrees to cause it to be released and removed of record (by payment, statutory bond or other lawful means) within twenty (20) days after Tenant has notice of such lien. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed of record within such 20-day period, then Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all reasonable sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be paid by Landlord to Tenant within thirty (30) days after written demand by Landlord.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver.

10.1.1 Except as expressly provided in Section 10.1.2 below, Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its partners and subpartners, and their respective officers, agents, property managers, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. In addition, except as expressly provided in Section 10.1.2 below, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability, including without limitation court costs and reasonable attorneys’ fees (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, subtenants, licensees or invitees of Tenant or any such person, in, on or about the Premises, Buildings and Real Property; provided, however, such indemnity shall not include any lost profit, loss of business or other consequential damages. Notwithstanding the foregoing, prior to the Effective Date the foregoing indemnity shall apply only to the acts, omissions or negligence of Tenant.

10.1.2 Notwithstanding the foregoing to the contrary, the assumption of risk and release by Tenant set forth in Section 10.1.1 above, and Tenant’s indemnity of Landlord in Section 10.1.1 above, shall not apply to: (i) any Claims to the extent resulting from the gross negligence or willful misconduct of the Landlord Parties (collectively, the “Excluded Claims”); or (ii) any loss of or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 10.4 below. In addition, Landlord shall indemnify, defend, protect and hold Tenant harmless from all such Excluded Claims, except for (A) any loss or damage to Tenant’s property to the extent Tenant has waived such loss or damage pursuant to Section 10.4 below, and (B) any lost profits, loss of business or other consequential damages. In no event shall Tenant be liable to Landlord for any special or consequential damages, except for damages expressly provided for in Article 16 of this Lease with regard to Tenant’s failure to timely surrender the Premises to Landlord as provided in Article 16. In no event shall lost rent or other damages of Landlord provided for in Article 19 below be deemed special or consequential damages.

10.1.3 The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Landlord shall, from and after the date hereof until the expiration of the Lease Term, maintain in effect the following insurance: (i) physical damage insurance (including a rental loss endorsement) providing coverage in the event of fire, vandalism, malicious mischief and all other risks normally covered under “special form” policies in the geographical area of the Building, covering the Building (excluding, at Landlord’s option, the property required to be insured by Tenant pursuant to Section 10.3 below) in an amount not less than one hundred percent (100%) of the full replacement value (less reasonable deductibles) of the Building, together with such other risks as Landlord may from time to time determine (provided however, that Landlord shall have the right, but not the obligation, to obtain earthquake and/or flood insurance); and (ii) commercial general liability insurance including a Commercial Broad Form Endorsement or the equivalent in the amount of at least Five Million Dollars ($5,000,000.00), against claims of bodily injury, personal injury or property damage arising out of Landlord’s operations, assumed liabilities (including the liabilities assumed by Landlord under this Lease), contractual liabilities, or use of the Building and common areas. Such coverages may be carried under blanket insurance policies. The insurers providing such insurance shall be licensed to do business in the State of California and the policies of insurance with respect to property loss or damage by fire or other casualty shall contain a waiver of subrogation as provided in Section 10.4 below. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for Landlord’s insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body where applicable due to Tenant’s Alterations or use of the Premises.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts, from and after the Effective Date.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “special form” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Worker’s compensation insurance as required by law.

10.3.4 Business interruption, loss of income and extra expense insurance in amounts sufficient to pay for Tenant’s operating income, continuing expenses and extra expenses attributable to perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils.

10.3.5 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Building is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled, other than for non-payment, unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver certificates thereof to Landlord on or before the Lease Commencement Date and within thirty (30) days of the expiration dates thereof. If Tenant shall fail to procure such insurance, or deliver such certificate, within such time periods, Landlord may, at its option after ten (10) days written notice, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. As long as such waivers of subrogation are contained in their respective insurance policies, or would have been contained in such insurance policies had the responsible party used commercially reasonable efforts to obtain such waivers and such waivers are routinely and customarily available, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, or other similar insurance. If either party fails to carry the amounts and types of insurance required to be carried by it pursuant to this Article 10, such failure shall be deemed to be a covenant and agreement by such party to self-insure with respect to the type and amount of insurance which such party so failed to carry, with full waiver of subrogation with respect thereto. In furtherance of the foregoing, Tenant acknowledges and agrees that notwithstanding the negligence or breach of this Lease by Landlord or its agents, neither Landlord nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, from any cause, (ii) any damages arising from any act or neglect of any other tenant of Landlord or from the failure of Landlord or its agents to enforce the provisions of any other lease in the Project, or (iii) injury to Tenant’s business or for any loss of income or profit therefrom. Instead, it is intended that Tenant’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Tenant is required to maintain pursuant to the provisions of this Article 10.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by landlords of the Comparable Buildings for tenants of comparable financial strength and consistent with the size of the space leased by such tenants and any new insurance shall be added to the Base Year Operating Expenses in accordance with the provisions of Section 4.2.5 above; provided, further, that Tenant shall only be required to obtain any types of new insurance coverage (as opposed to increased coverage under types of insurance already required under this Lease) if such coverage is available to Tenant at commercially reasonable rates.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord after Tenant becomes aware of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Real Property serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell, and Core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the Base, Shell, and Core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws, or any other modifications to the common areas deemed reasonably desirable by Landlord provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired thereby. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord (based on competitive pricing by all contractors and subcontractors and without any profit mark-up or supervision fees to Landlord) exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord on a progress payment basis with the first such payment being due from Tenant after Landlord’s commencement of the repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s reasonable review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work pursuant to Landlord’s standard competitive bidding procedures. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy to such a degree that Tenant is prevented from using, and does not use, all or any part of the Premises as a result thereof and such fire or other casualty is not the result of Tenant’s gross negligence or willful misconduct, then Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent Tenant is so prevented from using and does not use the Premises as a result thereof. Landlord shall use commercially reasonable efforts to minimize any such inconvenience, annoyance or interference to Tenant resulting from Landlord’s repair of any damage pursuant to this Section 11.1.

11.2 Landlord’s Option to Repair. Within forty-five (45) days after Landlord becomes aware of such damage, Landlord shall notify Tenant in writing (“Landlord’s Damage Notice”) of the estimated time, in Landlord’s reasonable judgment, required to substantially complete the repairs of such damage (the “Estimated Repair Period”). Notwithstanding the terms of Section 11.1 above, Landlord may elect not to rebuild and/or restore the Premises and/or the Building and instead terminate this Lease by notifying Tenant in writing of such termination within forty-five (45) days after Landlord becomes aware of such damage, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected and one or more of the following conditions is present: (i) repairs cannot in Landlord’s opinion, as set forth in Landlord’s Damage Notice, reasonably be completed within ten (10) months after the date of Landlord’s Damage Notice (when such repairs are made without the payment of overtime or other premiums); or (ii) the damage is not fully covered by Landlord’s insurance policies obtained or required to be obtained by Landlord pursuant to Section 10.2 above. If (a) Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, (b) the damage constitutes a Tenant Damage Event (as defined below), and (c) the repair of such damage cannot, in the reasonable opinion of Landlord, as set forth in Landlord’s Damage Notice, be completed within one year after Landlord becomes aware of such damage, then Tenant may elect to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s Damage Notice, which termination shall be effective as of the date of such termination notice thereof to Landlord. As used herein, a “Tenant Damage Event” shall mean damage to all or any part of the Premises or any common areas of the Building providing access to the Premises by fire or other casualty, which damage (x) is not the result of the gross negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, licensees or invitees, (y) substantially interferes with Tenant’s use of or access to the Premises and (z) would entitle Tenant to an abatement of Rent pursuant to Section 11.1 above. In addition, in the event of a Tenant Damage Event, and if neither Landlord nor Tenant has elected to terminate this Lease as provided hereinabove, but Landlord fails to substantially complete the repair and restoration of such Tenant Damage Event within the Estimated Repair Period plus ninety (90) days, plus the number of days of delay, if any, attributable to events of “Force Majeure,” as that term is defined in Section 24.16 below, plus the number of days of delay, if any, as are attributable to the acts or omissions of Tenant or Tenant’s employees, agents, contractors, licensees or invitees, then Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs to be made by Landlord are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs to be made by Landlord shall be substantially completed within thirty (30) days after the Damage Termination Date. If such repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if such repairs shall not be substantially completed within such 30-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, and from time to time, after the date of the damage, Tenant may request that Landlord inform Tenant of the reasonable opinion of Landlord’s contractor of the date of completion of Landlord’s repair work, and Landlord shall respond to such request within ten (10) business days.

11.3 Damage at the End of Lease Term. Further, in the event that the Premises or the Building are destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term (except that, in the event that Tenant shall have exercised its option to renew pursuant to the Extension Option Rider attached to this Lease, such twelve (12) month period shall be the last twelve (12) months of the Option Term), then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease, and to the extent such destruction or damage constitutes a Tenant Damage Event and the repair of same is reasonably expected by Landlord to require more than sixty (60) days to substantially complete, Tenant shall have the option to terminate this Lease, by giving written termination notice to the other party of the exercise of such option within thirty (30) days after the date such party becomes aware of such damage or destruction. If either Landlord or Tenant exercises any of its options to terminate this Lease as provided above in Section 11.2 above: (1) this Lease shall cease and terminate as of the date set forth in such party’s termination notice, which termination date shall be no less than thirty (30) days and no more than one hundred twenty (120) days after such termination notice is delivered to the other party; (2) Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination and subject to abatement as provided in Section 11.1 above; and (3) both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state in which the Building is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

11.5 Abatement of Rent When Tenant Is Prevented From Using Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof as a result of (i) any failure by Landlord to provide any of the essential utilities and services to the Premises required to be provided by Landlord under Section 6.1 of this Lease, (ii) any failure by Landlord to provide access to the Premises (including, without limitation, as a result of any Renovations undertaken by Landlord pursuant to Section 24.27 below), or (iii) any failure by Landlord to perform Landlord’s repair obligations pursuant to Section 7.2 above, and such failure is not the result of the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, licensees or invitees (such event shall be known as a “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event. If such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such notice from Tenant (“Eligibility Period”), then the Rent shall be abated or reduced, as the case may be, during such time after the Eligibility Period that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the usable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total usable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, then Rent shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant re-occupies any portion of the Premises during such period, the Rent allocable to such re-occupied portion, based on the proportion that the usable area of such re-occupied portion of the Premises bears to the total usable area of the Premises, shall be payable by Tenant from the date Tenant re-occupies such portion of the Premises. Except as expressly provided in this Section 11.5, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder. Notwithstanding the foregoing provisions of this Section 11.5 to the contrary which limits Tenant’s right to abatement for only those time periods which follow the Eligibility Period, (A) to the extent Tenant is specifically entitled to abatement without regard to the Eligibility Period because of an eminent domain taking and/or because of a casualty damage or destruction pursuant to the provisions of this Article 11 or Article 12 below, then the Eligibility Period shall not be applicable, and (B) the Eligibility Period shall also not be applicable following the occurrence of any other Abatement

Event described above which is not an eminent domain taking or a casualty damage or destruction, to the extent and for the number of days that Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses. Further, if Tenant’s right to abatement occurs during a free rent period (for these purposes, free rent shall be deemed to include half rent, etc.) which arises after the Lease Commencement Date, Tenant’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (“Overlap Period”). Landlord shall have the right to extend the Expiration Date for a period of time equal to the Overlap Period if Landlord sends a notice to Tenant of such election within ten (10) days following the end of the extended free rent period. To the extent Tenant has prepaid Rent (as it does each month since Rent is due on the first day of each month) and Tenant is subsequently entitled to an abatement, such prepaid, and subsequently abated, Rent should be refunded to, and paid by Landlord to, Tenant within thirty (30) days after the end of the appropriate month.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Direct Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any provision of California law that conflicts with the foregoing provisions of this Article 12 including, without limitation, Sections 1265.110-1265.160 of the California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Direct Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as provided in Section 14.7 below, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Each time Tenant requests Landlord’s consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as Additional Rent hereunder, Tenant shall pay to Landlord Seven Hundred Fifty Dollars ($750.00) for Landlord’s review and processing fees, and, in addition, Tenant shall reimburse Landlord for any reasonable out-of-pocket legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Notwithstanding the foregoing, Tenant hereby waives Tenant’s rights (if any) under Section 1995.310 of the California Civil Code and agrees that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 Landlord has sued or been sued by the proposed Transferee or has otherwise been involved in a legal dispute with the proposed Transferee or one of its affiliates;

14.2.2 The Transferee engages in any of the Prohibited Uses (as defined below), either within the Premises or, with regard to the Prohibited Uses listed as items 3 and 10 on Exhibit I hereto, in any other locations or online;

14.2.3 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.4 The Transferee is either a governmental agency or instrumentality thereof;

14.2.5 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space; and

14.2.6 In the event that Landlord has recaptured any portion of the Premises pursuant to Section 14.4 below, then from and after such date, it shall be reasonable for Landlord to withhold its consent if either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice, and in each instance Landlord has adequate available space in the Building to reasonably meet such tenant’s space requirements.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Tenant’s sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any assignment or sublease shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent; in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed assignment or sublease.

14.3 Transfer Premium. Except as otherwise provided in Section 14.7 below, if Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent and other consideration received from such Transferee in excess of the Rent, Additional Rent and other consideration payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the actual, reasonable and documented expenses incurred by Tenant for (i) any changes, alterations and improvements made to the Premises, and/or any tenant improvement allowance provided by Tenant to the Transferee, in connection with the Transfer, (ii) any brokerage commissions and advertising expenses in connection with the Transfer, (iii) reasonable legal fees incurred by Tenant in negotiating the Transfer and obtaining Landlord’s consent thereto, (iv) costs of advertising the space for sublease or assignment, (v) unamortized cost of initial and subsequent improvements to the Premises by Tenant, and (vi) any other costs actually paid in assigning or subletting the Subject Space. The Transfer Premium shall not apply to any assignment or sublease to an Affiliate pursuant to the provisions of Section 14.7 below. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee in connection with such Transfer. For purposes of calculating Transfer Premium during the Abatement Period, the Base Rent shall be equal to $46.25 per rentable square of the Subject Space. Throughout the Lease Term, Tenant shall have the right to modify Base Rent for potential Transfer to full service by adding $4.00 per rentable square of the Subject Space without paying a Transfer Premium to Landlord to cover such gross-up expenses.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that (i) the Subject Space of the proposed Transfer pertains to more than thirty-nine percent (39%) of the rentable area of the Premises and (ii) the term of the proposed Transfer is longer than eighty percent (80%) of the remaining Lease Term (including the Option Term, if Tenant has exercised such Option pursuant to the Extension Option Rider), then Landlord shall have the option, by giving written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such Recapture Notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If Landlord provides its Recapture Notice to Tenant, Tenant has thirty (30) days in which to rescind the Transfer Notice and shall retain the Subject Space without a Transfer. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. Except as provided in Section 14.7 below, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7 Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to, or the use of the Premises by, (i) any person or entity which controls, is controlled by or under common control with Tenant (with control being defined as ownership, directly or indirectly, of at least fifty percent (50%) of the voting stock of such entity), or (ii) any entity which purchases all or substantially all of the assets of Tenant, or (iii) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii) and (iii) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 14, and thus shall not be subject to Landlord’s right to receive any Transfer Premium pursuant to Section 14.3 above, or Landlord’s recapture right in Section 14.4 above, provided that:

(a) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

(b) Tenant gives Landlord at least ten (10) days’ prior notice of any such assignment or sublease to an Affiliate;

(c) Any such Affiliate has, as of the effective date of any such assignment or sublease a tangible net worth and net income, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is equal to or greater than Tenant as of the effective date of any such assignment or sublease and sufficient to meet the obligations of Tenant under the assignment or sublease;

(d) any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such assignee, if applicable, shall assume, in a written document delivered to Landlord upon or prior to the effective date of such assignment, all the obligations of Tenant under this Lease arising after the effective date of such assignment, including, without limitation, the provisions of Article 5 of the Lease regarding the use of the Premises; and

(e) Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

Notwithstanding anything hereinabove contained, Tenant acknowledges and agrees that Landlord’s consent shall be required, and may be withheld in Landlord’s sole discretion, if the proposed Transferee (or any Affiliate of such Transferee) is a person or entity that has previously defaulted under a lease or other agreement with Landlord or any Affiliate of Landlord, or against which Landlord or such Landlord Affiliate has entered into adversarial litigation, arbitration, mediation or other dispute resolution/settlement proceedings.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, subject to the terms of Section 8.3 above, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, telephone, computer and any satellite cabling, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to (i) for the first two (2) months of the holdover, one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease and (ii) for the remainder of the holdover period, two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by a party, the other party shall execute and deliver to the requesting party an estoppel certificate, which shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof, if Landlord is the requesting party), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the requesting party. Failure of a party to execute and deliver such estoppel certificate within such 10-business day period, where such failure continues for an additional five (5) business days after a subsequent notice of such failure is delivered by the requesting party to such party, shall constitute an acknowledgment by such party that statements included in the estoppel certificate delivered to such party by the requesting party made in connection with a proposed sale or financing by Landlord or proposed Transfer by Tenant, as the case may be, are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Notwithstanding any contrary provision of this Article 18, a condition precedent to the subordination of this Lease to any future mortgage, deed of trust, ground or underlying lease is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from the mortgagee, beneficiary or lessor (collectively, a “Mortgagee”) under such future instrument. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord represents and warrants to Tenant that as of the Lease Date, there are no other deeds of trust or ground leases encumbering the Real Property.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES; LANDLORD DEFAULTS

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a 30 day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible but in no event longer than ninety (90) days; or

19.1.3 Abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for twenty (20) days or longer while in default of any provision of this Lease.

19.1.4 Any failure by Tenant to execute and deliver any statement described in Article 18 requested by Landlord, where such failure continues for five (5) business days after delivery of written notice of such failure by Landlord to Tenant.

Any notice given pursuant to this Section 15.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, or any similar or successor statute.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) (v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease. Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent. Without limitation of the preceding sentence, Tenant hereby waives Tenant’s rights (if any) under Section 1932, Subdivision 1, and Section 1942 of the California Civil Code, Section 431.70 of the California Code of Civil Procedure, and similar laws.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Security for Performance of Tenant’s Obligations. Notwithstanding any security deposit held by Landlord pursuant to Article 20, Tenant hereby agrees that in the event of a default by Tenant, Landlord shall be entitled to seek and obtain a writ of attachment and/or a temporary protective order and Tenant hereby waives any rights or defenses to contest such a writ of attachment and/or temporary protective order on the basis of California Code of Civil Procedure Section 483.010 or any other related statute or rule.

19.5 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.6 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.7 Payment of Rent and Security Deposit After Default. If Tenant fails to pay Base Rent, Tenant’s Share of Direct Expenses or any other monetary obligation due hereunder on the date it is due, then after Tenant’s third failure to pay any monetary obligation on the date it is due, at Landlord’s option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashier’s check, and Tenant shall, upon demand, provide Landlord with an additional security deposit equal to three (3) months’ Base Rent. If Landlord has required Tenant to make said payments by cashier’s check or to provide an additional security deposit, Tenant’s failure to make a payment by cashier’s check or to provide the additional security deposit shall be a default hereunder.

19.8 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. If Landlord elects to terminate this Lease pursuant to Section 19.2.1 above following Tenant’s default, Landlord shall use commercially reasonable efforts to mitigate its damages to the extent required by applicable Laws. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.9 Waiver of Reinstatement. Tenant hereby waives all rights under California Code of Civil Procedure Sections 1174 and 1179 and California Civil Code Section 3275 providing for relief from forfeiture and any other right now or hereafter existing to redeem the Premises or reinstate this Lease after termination pursuant to this Article 19 or by order or judgment of any court or by any legal process.

19.10 Default by Landlord. Landlord shall be in default under this Lease if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided that if such failure cannot reasonably be cured within said 30-day period, Landlord shall be in default hereunder only if Landlord fails to commence the cure of said failure within said 30-day period, or having commenced the curative action within said 30-day period, fails to diligently pursue same, and (ii) each Mortgagee of whose identity Tenant has been notified in writing shall have failed to cure such default within thirty (30) days (or such longer period of time as may be specified in any written agreement between Tenant and Mortgagee regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above. In the event of an uncured default by Landlord under the Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default and Tenant may pursue any and all remedies available to it at Law or in equity, provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or uninhabitable prior to a default and failure to cure by Landlord and its Mortgagee under this Lease and, further provided, in no event shall Tenant be entitled to receive more than its actual direct damages, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages.

ARTICLE 20

SIGNS

20.1 Building Standard Signage. Landlord shall provide space on the Building directory on the ground floor lobby of the Building for a listing identifying Tenant’s name and suite numbers in a location and with a design reasonably acceptable to Landlord and Tenant. Landlord shall also install signage identifying Tenant’s name: (a) either (i) on the entry door to the Premises located on each floor of the Building or (ii) on one (1) of the walls adjacent to such entry door; and (b) in any common elevator lobbies of the Building. All such signage described in this Section 20.1 shall use Building standard materials and lettering and shall otherwise be subject to Landlord’s reasonable approval. Landlord shall pay for the cost of the initial installation of such signage, and Tenant shall pay for the cost of any changes thereto.

20.2 Exterior Signage. Tenant shall not place, affix or maintain any signs, advertising placards, names, insignia, trademarks, descriptive material or any other similar item or items in, on or attached to the storefront, the glass panes and supports of the windows, the door, the roof or the demising walls of the Premises except as Landlord shall approve in writing in accordance with the provisions of this Section 20.2. Subject to Tenant obtaining the approval of all applicable governmental entities and Tenant’s compliance with all applicable Laws and the terms of this Article 20, Tenant shall have the right to install, at Tenant’s cost, one (1) sign displaying Tenant’s logo and Tenant’s name, “Zendesk” on (i) the Market Street elevation of the Building, (ii) the East elevation of the Building and (iii) the West elevation of the Building, each in the approximate location depicted on Exhibit F-1 attached hereto and labeled “office” or “Zendesk”, as applicable (the “Building Exterior Signs”). Regardless of whether any such items are depicted on Exhibit F-1 attached hereto, the graphics, materials, color, design, lettering, lighting, size, specifications, manner of affixing and exact location of the Building Exterior Signs shall be subject to Landlord’s reasonable approval. Tenant shall pay for all costs and expenses related to the Building Exterior Signs, including, without limitation, costs of the design, construction, installation, maintenance, insurance, utilities, repair and replacement of the Building Exterior Signs. Tenant shall install and maintain the Building Exterior Signs in compliance with all Laws and subject to the applicable provisions of Articles 8 and 9 above.

20.3 Transferability. The rights granted to Tenant under this Article 20 are personal to the original tenant executing this Lease (the “Original Tenant”) and any Affiliate to which Tenant’s entire interest in this Lease has been assigned pursuant to Section 14.7 (but any name change on the Building Exterior Signs to reflect such Affiliate assignee shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed) and may not be exercised or used by or assigned to any other person or entity.

20.4 Maintenance/Removal. Should the Building Exterior Signs require maintenance, repairs or replacement as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs, replacement and/or maintenance to be performed within fifteen (15) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs, replacement and/or maintenance are reasonably expected to require longer than fifteen (15) days to perform, Tenant shall commence such repairs, replacement and/or maintenance within such fifteen (15) day period and shall diligently prosecute such repairs, replacement and maintenance to completion. Should Tenant fail to perform such maintenance, repairs or replacement within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the costs of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause the Building Exterior Signs to be removed, and Tenant shall repair all damage occasioned thereby and restore the affected areas to their original condition prior to the installation of Building Exterior Sign, normal wear and tear excepted. If Tenant fails to remove such signage and repair and restore the affected areas as provided in the immediately preceding sentence, within fifteen (15) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within fifteen (15) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Tenant shall be responsible for maintaining insurance on the Building Exterior Signs as part of the insurance required to be carried by Tenant pursuant to Section 10.2 above.

20.5 Use of Exterior Portion of the Building. Landlord agrees that except for bona fide identity signage and/or logos installed on the Building for the benefit of bona fide tenants in the Building, Landlord shall not grant any rights to any tenant or other third party to utilize the exterior surfaces (or any material portion thereof) of the Building for the purpose of advertising, promoting or identifying a person, sign, cause, project, product, service or the like by the placement of a billboard or similar advertising on the walls of the Building. Further, Landlord shall use reasonable efforts to inform Tenant of the type and location of the signage for the retail tenant at the Building. Any retail signage for the Building may only be placed within the area depicted and labeled “Retail” on Exhibit F-2 attached hereto.

ARTICLE 21

COMPLIANCE WITH LAW

On and after the Lease Commencement Date, Landlord shall be responsible for ensuring that all common areas, including restrooms, are in compliance with all Laws (as defined below). Tenant shall not do anything or suffer anything to be done in or about the Premises or Buildings which will in any way conflict with any federal, state or local laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, including, without limitation the Americans with Disabilities Act of 1990 (collectively, the “Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Laws, including, without limitation, the making of any alterations and improvements to the Premises. Notwithstanding the foregoing to the contrary, Landlord shall be responsible for making all alterations and improvements required by applicable Laws with respect to the items which are Landlord’s responsibility to repair and maintain pursuant to Section 7.2 of this Lease (i.e., the structural portions of the Building, the exterior windows of the Building, the roof of the Building (other than the portions upon which Telecommunications Equipment and/or the Roof Deck are situated), the Base, Shell and Core components of the Building and the common areas of the Building and Real Property); provided, however, that Tenant shall reimburse Landlord, within thirty (30) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (i) any Alterations installed by or on behalf of Tenant (including, without limitation, the installation of the Telecommunications Equipment and/or the Roof Deck), (ii) any specific act, omission or negligence of tenant or Tenant’s agents, contractors, employees or licensees, and/or (iii) Tenant’s specific manner of use of the Premises (as distinguished from general office use). The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said Laws, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon at least 48 hours’ advance written notice to Tenant (except no such notice shall be required in emergencies) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, or mortgagees, or to the ground or underlying lessors and, during the last year of the Lease Term, to prospective tenants; (iii) post reasonable and customary notices of nonresponsibility; and/or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building which Landlord is required to perform under this Lease. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time to (a) perform regularly scheduled services required of Landlord; and (b) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Subject to Landlord’s indemnity of Tenant in Section 10.1.2 above, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with

Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Notwithstanding anything to the contrary set forth above, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises as a result of Landlord’s exercise of its entry rights under this Article 22.

ARTICLE 23

ROOFTOP RIGHTS

23.1 Telecommunications Equipment. Notwithstanding the terms and provisions of the Lease to the contrary, if Tenant requires the use of telecommunications services, including, without limitation, satellite service, Internet access, credit card verification or other data transmission equipment (collectively, the “Telecommunications Equipment”), then upon fifteen (15) days advance written notice to Landlord and subject to available capacity and Tenant’s compliance with all applicable Laws and Landlord’s requirements for property and roof maintenance and repair, Tenant shall have the non-exclusive right to place such Telecommunications Equipment on the roof of the Building in a location approved by Landlord. The Telecommunications Equipment and Tenant’s right to use the roof of the Building for the installation of such equipment shall be for Tenant’s sole use and such right may not be transferred, assigned, subleased or otherwise alienated by Tenant to a third party telecommunications carrier or other third party that does not occupy space in the Premises. Tenant agrees that Tenant shall not sell the use of the Telecommunications Equipment to provide services to any party other than Tenant and its subtenant(s)’ employees and clients in connection with its business, or to transmit to any other location other than the Premises. The installation of the Telecommunications Equipment shall constitute work and shall be performed in accordance with and subject to the provisions of Article 8 above, and the portion of the roof of the Building affected by the Telecommunications Equipment shall be deemed to be a portion of the Premises (provided, however, that no Rent or Additional Rent shall be charged for the use of the roof); consequently, all of the provisions of the Lease with respect to Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the Telecommunications Equipment, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance. The cost of the Telecommunications Equipment and all costs of installing, maintaining and removing the Telecommunications Equipment shall be borne solely by Tenant. Upon the expiration of the Lease Term or upon any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense and subject to the control of and direction from Landlord, remove the Telecommunications Equipment, repair and damage caused thereby, and restore the roof to the condition existing prior to the installation of the Telecommunications Equipment, reasonable wear and tear excepted.

23.2 Rooftop Deck. Subject to Tenant’s compliance with all applicable Laws and this Section 23.2, Tenant shall have the right to use a portion of the roof of the Building to install a deck (the “Roof Deck”) for the sole purpose of providing outside lounge space and meeting space for Tenant’s employees, invitees, guests, and visitors, and for receptions. Tenant shall not be entitled to use the Roof Deck for any other purpose whatsoever. Landlord makes no representation that necessary permits and approvals to install the Roof Deck can be obtained or that Tenant’s use of the Roof Deck is permitted by governmental laws, rules and regulations. The installation of the Roof Deck, if at all, shall be made after the completion of the Tenant Improvements and shall constitute an Alteration to be performed by Tenant, at Tenant’s sole cost and expense, in accordance with and subject to the provisions of Article 8 above. The portion of the roof of the Building where the Roof Deck is situated shall be deemed to be a portion of the Premises; consequently, all of the provisions of the Lease with respect to Tenant’s obligations hereunder shall apply to the installation, use, maintenance and cleaning of the Roof Deck, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance; provided, however, Tenant shall not be required to pay any Base Rent or Additional Rent for the use of the Roof Deck nor shall such area be included with any rentable area calculations for purposes of this Lease. Landlord may require that Tenant install, at Tenant’s expense, safety fencing or other perimeter boundary improvements to separate the Roof Deck from the remaining areas of the roof. The cost of installing and maintaining the Roof Deck shall be borne solely by Tenant. Tenant shall be responsible for all taxes and charges imposed for any of Tenant’s personal property in the Roof Deck and shall comply with all rules and regulations promulgated by Landlord with regard to Tenant’s use of the Roof Deck. Tenant shall not make any alterations to the Roof Deck without the prior written consent of Landlord, which consent may be withheld by Landlord in its sole and absolute discretion. Unless required as part of the governmental approvals for the installation and use of the Roof Deck, Tenant shall not be required to remove the Roof Deck at the expiration or earlier termination of this Lease.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.

24.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property, the Building and/or in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer; provided that the transferee has executed an assignment and assumption agreement that provides that the transferee assumes all of the obligations of Landlord. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property and Building and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security, subject to the provisions of Article 18 above, including the delivery of a commercially reasonable subordination, non-disturbance and attornment agreement from the Mortgagee, and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord; provided, however, that Landlord shall not construct any improvements in its airspace during the pendency of this Lease. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint-venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.10 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not expressly set forth in Article 4 or in one or more of the Exhibits attached hereto.

24.13 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements expressly contained in this Lease.

24.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building; provided, however, that Landlord shall not enter into a lease permitting any tenant to engage in any of the uses set forth on Exhibit I attached hereto (the “Prohibited Uses”). Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant, type of use or number of tenants shall, during the Lease Term, occupy any space in the Building.

24.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, delay due to changes in any Laws (including, without limitation, the ADA), or the interpretation thereof, or delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other similar industry-wide or Building-wide cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representative, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant’s obligations under the Tenant Work Letter (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.17 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier service or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.17 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

24.18 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. In such event it is agreed that any one of the named Tenants shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Tenants, and Landlord may rely on the same as if all of the named Tenants had executed such document.

24.19 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

24.20 Attorneys’ Fees; Landlord Bankruptcy Proceedings. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

24.21 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Building is located.

24.22 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.23 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

24.24 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.25 Confidentiality. Tenant and Landlord each acknowledge that the content of this Lease and any related documents are confidential information. Tenant and Landlord shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than such party’s financial, legal, and space planning consultants. In addition, Landlord shall be permitted to disclose the contents of this Lease and any related documents to its lenders, partners, investors, prospective investors, and prospective purchasers. Each party shall be relieved of its obligations to hold confidential information in strict confidence with respect to any portion of such confidential information that: (i) is or later falls within the public domain without breach of this Lease; (ii) was known to, or independently developed by, such party prior to disclosure by the other party; (iii) becomes known to such party from a third party not owing any obligation of confidence to such party; (iv) such party is subject to banking, insurance or other regulation, or requirements of the Securities Exchange Commission, that would require confidential information to be disclosed to examiners or auditors, government officials, or other parties in accordance with Laws.

24.26 Property Management. Landlord shall engage a property manager that has experience in managing properties similar to the Building in its improved condition.

24.27 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Real Property, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant, except as specifically expressly set forth in this Lease or in Exhibit B attached to this Lease. However, Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including without limitation, the common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting, and wall coverings in the Building common areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except to the extent provided under Section 11.5 above). Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations except to the extent provided under Section 11.5 above. All Renovations that are performed during the Business Hours and are reasonably anticipated to disturb Tenant’s use or enjoyment of the Premise shall be done only after Tenant has provided its prior written consent, which shall not be unreasonably withheld or delayed, and provided that Landlord delivers to Tenant detailed information about the nature of the Renovations, including the scope of the Renovations, the times during which construction work will take place, the schedule for the construction, and location of the Renovations. Notwithstanding the foregoing, Tenant’s consent shall not be required with respect to any Renovations that are necessitated for Landlord to comply with its obligations under Article 21 above, but Landlord shall in such event, except in the event of an emergency, provide Tenant with detailed information about the nature of such Renovations, including the scope of the applicable Renovations, the times during which construction work will take place, the schedule for the construction, and location of the applicable Renovations.

24.28 Prohibited Party Transactions. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.

24.29 Certified Access Specialist (CASp) Inspection. Please be advised that the Premises has not undergone an inspection by a Certified Access Specialist (CASp). Since compliance with the Americans with Disabilities Act of 1990, the California Building Code and similar legislation and/or codes, all as amended or supplemented from time to time (collectively referred to herein as the “Codes”) is dependent upon Tenant’s specific use of the Premises and Tenant’s intended leasehold improvements and alterations, Landlord makes no warranty or representation as to whether or not the Premises complies with the Codes except as otherwise expressly set forth in this Lease. See also Senate Bill No. 1186, California Civil Code §1938 and §55.53, as amended or supplemented from time to time.

24.30 Consent and Approvals. Any time the consent or approval of Landlord or Tenant is required under this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed, and whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith. Notwithstanding the foregoing, (i) Landlord shall be entitled to grant or withhold its consent or approval or exercise its discretion in its sole and absolute discretion with respect to (A) matters which could affect the common areas of the Real Property or the exterior appearance of the Building or Real Property, (B) actions taken by Landlord pursuant to Article 19 of this Lease, or (C) matters which could have an adverse effect on the structural components or Systems and Equipment of the Building, and (ii) Landlord and Tenant shall grant or withhold its consent or exercise its discretion with respect to matters for which there is a standard of consent or approval or discretion specifically set forth in this Lease in accordance with such specific standards.

24.31 Counterparts. This Lease may be executed in counterparts, all of which, when taken together, shall constitute a fully executed original.

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT. THE DELIVERY OF A DRAFT OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN AGREEMENT BY LANDLORD TO NEGOTIATE IN GOOD FAITH, AND LANDLORD EXPRESSLY DISCLAIMS ANY LEGAL OBLIGATION TO NEGOTIATE IN GOOD FAITH.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:	1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company

	By:	1019 Market St. Holdings III, LLC, a Delaware limited liability company Its Managing Member

		By:	/s/ W. Greg Geiger
Printed Name: W. Greg Geiger
Title: Authorized Signer

		By:	/s/ Sean Armstrong
Printed Name: Sean Armstrong
Title: Authorized Signer

“Tenant”:	ZENDESK, INC., a Delaware corporation

		By:	/s/ Mikkel Svane
Printed Name: Mikkel Svane
Title: CEO and President

		By:	/s/ John Geschke
Printed Name: John Geschke
Title: General Counsel and Secretary

***

If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Signature Page

EXHIBIT A

OUTLINE OF FLOOR PLANS OF PREMISES

Exhibit A to that certain Lease Agreement dated as of September 6, 2013, between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”).

The Outline of the Floor Plan of Premises comprising this Exhibit A is attached hereto as the immediately following page and is incorporated herein by this reference.

ELEVATOR #1
FIRE PUMP & MECH. ROOM
STAIR #1
WOMEN
MEN
BACKFLOW PREVENTOR
ELEC. ROOM
ELEVATOR #1
ELEVATOR MACHINE ROOM
MECH. ROOM
STAIR #1
OPEN OFFICE
ELECTRICAL VAULT

BASEMENT PLAN 2

EASTERN OUTFITTING BUILDING

1017-1019 MARKET STREET
SAN FRANCISCO, CA

studio TMT

BASEMENT FLOOR PLAN

A02.0

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 66 of 128

OPEN OFFICE
NOT INCLUDED RETAIL
CORRIDOR
WOMEN
MEN
SHOWER
ELEVATOR #1
CLOSET
BLDG. LOBBY
VESTIBULE

FIRST FLOOR PLAN 2

EASTERN OUTFITTING BUILDING

1017-1019 MARKET STREET
SAN FRANCISCO, CA

studio TMT

FIRST FLOOR PLAN

A02.1

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 67 of 128

WOMEN
MEN
STORAGE
OPEN OFFICE

SECOND FLOOR PLAN

2

EASTERN OUTFITTING BUILDING

1017-1019 MARKET STREET
SAN FRANCISCO, CA

studio TMT

planning / architecture / interiors

SECOND FLOOR PLAN

A02.2

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 68 of 128]

STORAGE
WOMEN
MEN
OPEN OFFICE

THIRD FLOOR PLAN

2

EASTERN OUTFITTING BUILDING

1017-1019 MARKET STREET
SAN FRANCISCO, CA

studio TMT

THIRD FLOOR PLAN

A02.3

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 69 of 128]

ELEVATOR #2
STAIR #2
STORAGE
WOMEN
MEN
ELEC. ROOM
ELEVATOR #1
STAIR #1
OPEN OFFICE

FOURTH FLOOR PLAN

2

EASTERN OUTFITTING BUILDING

1017-1019 MARKET STREET
SAN FRANCISCO, CA

studio TMT

planning / architecture / interiors

FOURTH FLOOR PLAN

A02.4

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 70 of 128]

STORAGE
WOMEN
RECEPTION
MEN
ELEC. ROOM
BREAK
MECH CLOSET
OPEN OFFICE
CONF

FIFTH FLOOR PLAN 6

FIFTH FLOOR TENANT IMPROVEMENT

EASTERN OUTFITTING BUILDING

studio TMT

FIFTHE FLOOR PLAN

A02.5

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 71 of 128]

SIXTH FLOOR PLAN
EASTERN OUTFITTING BUILDING
1017-1019 MARKET STREET
SAN FRANCISCO, CA
studio TMT
A02.6

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 72 of 128]

ELEVATOR #2
STAIR #2
WOMEN
STORAGE
MEN
ELEC. ROOM
ELEVATOR #1
STAIR #1
OPEN OFFICE
PROJECT NORTH
TRUE NORTH

SEVENTH FLOOR PLAN

2

EASTERN OUTFITTING BUILDING

1017-1019 MARKET STREET
SAN FRANCISCO, CA

studio TMT

SEVENTH FLOOR PLAN

A02.7

[6.1.2.2] [ZD Lease Agreement 1019 Market St. (September 6, 2013).pdf] Page 73 of 128]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the initial construction of Tenant Improvements (as defined in Section 2.1 below) in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Tenant Improvements, in sequence, as such issues will arise during the actual construction of the Tenant Improvements in the Premises. All references in this Tenant Work Letter to Sections of “this Lease” shall mean the relevant portion of the Lease Agreement to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part.

SECTION 1

GENERAL CONSTRUCTION OF THE PREMISES

1.1 Delivery of Base, Shell and Core. Prior to the Effective Date, Landlord shall construct (a) the base, shell, and core (i) of the Premises and (ii) of the floors of the Building on which the Premises are located, including, without limitation, certain finishes in and to the 5th Floor, (b) certain additional improvements to the Building and its facade (collectively, the “Base, Shell, and Core”), all as further specified in the plans and specifications described on Schedule 1 attached hereto (the “Project Plans”) copies of which have been provided or made available to Tenant. Tenant represents and warrants that it has had an opportunity to review and inspect the Project Plans and the Building, including, without limitation, the Premises as improved pursuant to the Project Plans, and by executing the Lease, Tenant accepts the Building and the Base, Shell and Core, except for those items listed on Schedule 3 attached hereto (the “Storefront Work”), in its current “As-Is” condition existing as of the Lease Date and the Lease Commencement Date, subject to Landlord’s obligations with regard to the Compliance Condition set forth in this Section 1.1. Landlord shall install in the Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Tenant Work Letter. Except for the Tenant Improvement work described in this Tenant Work Letter and except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make any other alterations or improvements to the Premises, the Building or the Real Property. On the Lease Commencement Date, Landlord shall deliver the Base, Shell and Core, the Tenant Improvements and the Systems and Equipment in good working order and condition and in compliance with all Laws (herein the “Compliance Condition”). In the event that as of the Lease Commencement Date (x) the Base, Shell and Core, the Tenant Improvements and/or the Systems and Equipment are not in the Compliance Condition or and (y) Tenant delivers to Landlord written notice of the existence of the Compliance Condition (the “Non-Compliance Notice”) by the date which is one hundred eighty (180) days after the Lease Commencement Date (the “Non-Compliance Outside Date”), then Landlord shall, at Landlord’s sole cost and expense which expense shall not be included in Additional Rent, do that which is necessary to put the applicable components of the Base, Shell and Core, the Tenant Improvements and/or the Systems and Equipment described in the Non-Compliance Notice into the Compliance Condition within a reasonable period of time after Landlord’s receipt of the Non-Compliance Notice or such shorter period as is required by Law; provided, further, that to the extent any such work is required or triggered by Tenant’s proposed

Exhibit B

use of the Premises or the Tenant Improvements to be constructed therein, then Landlord shall perform such work, but Tenant shall pay Landlord for the cost of such work within thirty (30) days after invoice by Landlord or (as to the interior area of the Premises only) Tenant shall perform such work at Tenant’s sole cost and expense. If Tenant fails to deliver the Non-Compliance Notice to Landlord on or prior to the Non-Compliance Outside Date, Landlord shall have no obligation to perform the work described in the foregoing provisions of this Section 1; provided that Landlord shall remain responsible for making all alterations and improvements which are Landlord’s responsibility to make pursuant to Section 7.2 and Article 21 of the Lease.

1.2 Termination Right. If Landlord fails to cause the Substantial Completion of the Storefront Work to occur by the date that is one hundred fifty (150) days after the Lease Date (the “Outside Date”), as such date may be extended as provided hereinbelow, then the sole remedy of Tenant for such failure shall be the right to deliver a notice to Landlord (a “Termination Notice”) electing to terminate this Lease effective upon the date occurring five (5) business days following Landlord’s receipt of the Termination Notice (the “Termination Effective Date”). The effectiveness of any such Termination Notice delivered by Tenant to Landlord shall be governed by the terms of this Section 1.2. The Termination Effective Date and the Outside Date shall be extended to the extent of any delays beyond the reasonable control of Landlord, including any delay or delays caused by “Force Majeure,” as that term is defined in Section 24.16 of the Lease. Upon any termination of this Lease as set forth in this Section 1.2, Landlord and Tenant shall be relieved from any and all liability to each other resulting hereunder except that Landlord shall return to Tenant any prepaid rent. Tenant’s rights to terminate this Lease, as set forth in this Section 1.2, shall be Tenant’s sole and exclusive remedy at law or in equity for the failure of the Substantial Completion of the Storefront Work to occur as set forth above. Upon the occurrence of the Substantial Completion of the Storefront Work, Tenant’s rights to terminate this Lease, as set forth in this Section 1.2, shall be null and void.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Forty-Eight Dollars ($48.50) per rentable square foot of the Premises (i.e., up to Three Million Five Hundred Thirty-seven Thousand Two Hundred Fifty and 50/100ths Dollars ($3,537,250.50), based on 72,933 rentable square feet in the Premises), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”) over and above the items included in the Base, Shell, and Core. Tenant shall not be responsible for nor shall Tenant fund any construction to the Base, Shell, and Core and to any of the structural components of the Building. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below); provided, however, upon the completion of the Tenant Improvements, and provided that Tenant completed the Tenant Improvements in a manner substantially consistent with the Final Space Plans, as amended from time to time by mutual

Exhibit B

consent of Landlord and Tenant, to the extent that any portion of the Tenant Improvement Allowance is unused, then Tenant shall have the right, exercisable by written notice to Landlord (the “Unused Allowance Exercise Notice”), to elect to use such unused amount of the Tenant Improvement Allowance (the “Unused Allowance Amount”), if any, to receive a credit against consecutive future installments of Base Rent next coming due under the Lease immediately following the Abatement Period, and for no other purpose. Notwithstanding anything in this Section 2.1 to the contrary, in no event shall the aggregate of any Base Rent credit received by Tenant exceed the amount of the Unused Allowance Amount.

2.2 Allowable Items Eligible for Disbursement from the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1 payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, Tenant’s project coordinator, construction consultant or similar consultant providing actual and direct services to Tenant with respect to the construction of the Tenant Improvements; provided, however, that only an amount not to exceed $7.00 per rentable square foot of the Premises (i.e., up to Five Hundred Ten Thousand Five Hundred Thirty-One Dollars ($510,531.00)) may be deducted from the Tenant Improvement Allowance to pay for such fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter and such work as may be undertaken by such consultants;

2.2.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements, including, any utility connection fees or subcharges assessed based upon Tenant’s use of the Premises;

2.2.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.4 the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws and building codes (collectively, “Code”);

2.2.6 sales and use taxes and Title 24 fees;

2.2.7 the Landlord Supervision Fee, as that term is defined in Section 4.3.2 of this Tenant Work Letter; and

Exhibit B

2.2.8 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.9 [Intentionally deleted]

2.3 Disbursement of the Tenant Improvement Allowance. During the design and construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant pursuant to Landlord’s standard disbursement process; provided, however, that Landlord shall have no obligation to disburse any portion of the Tenant Improvement Allowance until after Landlord’s receipt of (i) an application and certification for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, showing the schedule, by trade of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, (ii) appropriate executed progress mechanics’ lien releases which comply with the applicable provisions of California Civil Code Sections 8132¬8138 (although Landlord (and not Tenant) shall be responsible for obtaining such lien releases, and in connection therewith Landlord shall use commercially reasonable efforts to promptly obtain such lien releases), (iii) if there is an Over-Allowance Amount required to be paid by Tenant pursuant to Section 4.3 below for such disbursement, Landlord shall only be required to make a disbursement equal to Landlord’s pro rata share of the Tenant Improvement Allowance and only after Tenant has paid its pro rata share of the Over-Allowance Amount. For purposes hereof, Landlord’s pro rata share for each such disbursement amount of the Tenant Improvement Allowance shall equal the percentage resulting from dividing the Tenant Improvement Allowance (less sums already disbursed for any Non-Construction Allowance Items, as defined below), by the total cost of the Tenant Improvement Allowance Items (less sums already disbursed for any Non-Construction Allowance Items) as estimated in the Cost Proposal (defined below) delivered pursuant to Section 4.2 (as may be revised from time to time), and Tenant’s pro rata share for each such disbursement of the Over-Allowance Amount shall equal the Over-Allowance Amount divided by such total cost of the Tenant Improvement Allowance Items (less sums already disbursed for any Non-Construction Allowance Items, as defined below). Notwithstanding the foregoing, with respect to fees and expenses of the Architect or Engineers or any other pre-construction items for which the payment scheme set forth in items (i) and (ii) of the immediately preceding sentence is not applicable (collectively, the “Non-Construction Allowance Items”), Landlord shall make disbursements of the Tenant Improvement Allowance therefor on a monthly basis following Landlord’s receipt of invoices and other reasonable evidence that Tenant has incurred the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs, in which event conditional lien releases must be submitted in connection with such costs) and such other information and documentation reasonably required by Landlord.

2.4 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance following the occurrence of the Effective Date and to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease, as amended, provided that Landlord, at the time of Landlord’s approval of the Final Working Drawings (defined in Section 3.3

Exhibit B

below), may require that Tenant, at Tenant’s expense, at the end of the Lease Term, remove such non-general office Tenant Improvements (including any vertical (not horizontal) cabling, wiring and/or conduit installed by or on behalf of Tenant) from the Premises and repair any damage to the Premises and Building caused by such removal in accordance with the terms of the Lease, as amended.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain Blitz Architecture, or such other architect as may be reasonably approved by Landlord and Tenant, (the “Architect”) to prepare the Construction Drawings. Tenant shall retain engineering consultants designated by Tenant, subject to the reasonable approval of Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Landlord shall approve, or disapprove, the Construction Drawings, or such portion as has from time to time been submitted, within five business (5) days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Construction Drawings in order to correct any issues and shall return the Construction Drawings to Tenant. Tenant shall make the changes necessary in order to correct any such issue and shall return the Construction Drawings to Landlord, which Landlord shall approve, or disapprove, within three (3) business days after Landlord receives the revised Construction Drawings. This procedure shall be repeated until all of the Construction Drawings are approved by Landlord and written approval has been delivered to and received by Tenant. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. On or before the date set forth in Schedule 2, attached hereto, Tenant and Architect shall prepare the final space plan for Tenant Improvements in the Premises (the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval. Tenant shall submit to Landlord the Space Plan for Landlord’s review and approval. Within five (5) business days after Landlord receives the Space Plan, Landlord shall either approve or disapprove the Space

Exhibit B

Plan for reasonable and material reasons (which shall be limited to the following: (i) adverse effect on the Building; (ii) possible damage to the Systems and Equipment; (iii) non¬compliance with applicable codes; (iv) effect on the exterior appearance of the Building, (v) reduction of the scope of the Tenant Improvements resulting in a failure to construct Tenant Improvements in the entire Premises (for the avoidance of doubt, it shall be reasonable for Landlord to disapprove a change to the Final Space Plan if such change contemplates the elimination of Tenant’s construction of certain floor(s) within the Premises), or (vi) unreasonable interference with the normal and customary business operations of other tenants in the Building (each, a “Design Problem”)) and return the Space Plan to Tenant. In such event, Landlord shall require, and Tenant shall make the changes necessary in order to correct the Design Problems and shall return the Space Plan to Landlord, which Landlord shall approve or disapprove within three (3) business days after Landlord receives the revised Space Plan. This procedure shall be repeated until the Space Plan is finally approved by Landlord and written approval has been delivered to and received by Tenant. The Space Plan may be submitted by Tenant in one or more stages and at one or more times, and the time periods for Landlord’s approval shall apply with respect to each such portion submitted.

3.3 Final Working Drawings. On or before the date set forth in Schedule 2, Tenant, Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Landlord shall approve, or disapprove, the Final Working Drawings, or such portion as has from time to time been submitted, within five business (5) days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Final Working Drawings in order to correct any issues and shall return the Final Working Drawings to Tenant. Tenant shall make the changes necessary in order to correct any such issue and shall return the Final Working Drawings to Landlord, which Landlord shall approve within three (3) business days after Landlord receives the revised Final Working Drawings.

3.4 Approved Working Drawings. On or before the date set forth therefor in Schedule 2, Tenant shall cause the Architect to submit the Final Working Drawings approved by Landlord (the “Approved Working Drawings”) to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (collectively, the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at Landlord’s option, to take part in all phases of the permitting process, and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord.

3.5 Time Deadlines. Tenant shall cooperate with Architect, the Engineer, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor, for approval of the “Cost Proposal,” as that term is

Exhibit B

defined in Section 4.2, below, in accordance with the dates set forth in Schedule 2. Tenant shall meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same. Certain of applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 2 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. Following the parties’ approval of the Approved Working Drawings, Landlord shall submit the Approved Working Drawings for competitive bidding to at least three (3) contractors from a list approved by Landlord and Tenant in their respective reasonable discretion, but which list shall include Howard S. Wright. The contractor with the lowest sealed fixed price qualified bid shall be selected by Landlord, unless otherwise mutually approved by Tenant and Landlord, and shall serve as the general contractor (the “Contractor”) to construct the Tenant Improvements. Once the Contractor is selected, the Contractor shall submit the Approved Working Drawings for competitive bidding to at least three (3) subcontractors per trade selected by the Contractor and Landlord. The subcontractor bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined for such subcontract. The subcontractors with the lowest qualified bids per trade shall be selected, unless otherwise mutually approved by Tenant and Landlord. Notwithstanding anything to the contrary contained in this Tenant Work Letter: (a) Landlord and the Contractor shall not be required to solicit bids from subcontractors relating to the structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler work of the Tenant Improvements (it being agreed that Landlord shall be entitled to designate and select such subcontractors without going through a bidding process, but in such case, the costs charged by such subcontractors shall not exceed generally competitive rates); (b) Landlord may require the Contractor bid certain trades to union affiliated subcontractors, and (c) Landlord may require Contractor to use union affiliated subcontractors for certain trades irrespective of whether such subcontractors were the lowest bidder for such trade.

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within five (5) business days of receipt of the same). The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.

Exhibit B

4.3 Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference, if any, between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the last Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount.

4.3.2 Cost Increases. In the event that the cost of the Tenant Improvements increases following Tenant’s approval of the Cost Proposal due to the requirements of any governmental agency imposed with respect to the construction of the Tenant Improvements or due to any other circumstances, Tenant shall pay to Landlord the amount of such increase within five (5) business days of Landlord’s written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Tenant Improvement Allowance.

4.3.3 Change Orders. In the event that Tenant requests any changes to the Approved Working Drawings, Landlord shall not unreasonably withhold its consent to any such changes so long as such changes do not constitute a Design Problem and will not materially delay the Substantial Completion of the Tenant Improvements, and shall grant its consent to such changes within one (10) business day after Landlord’s receipt of the same, provided, that the changes do not create any design problems. If such changes increase the costs to Landlord of constructing the Tenant Improvements shown on the Approved Working Drawings, Landlord shall provide Tenant with invoices documenting and evidencing such increased costs, and Tenant shall pay Landlord for such increases prior to the commencement of such work. The costs charged by Landlord to Tenant pursuant to this Section shall be an amount equal to the actual construction costs incurred by Landlord to implement the requested changes and revise the Approved Working Drawings.

4.3.4 Landlord Supervision. After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount (a) equal to the product of (i) three percent (3%) and (ii) an amount equal to the Tenant Improvement Allowance; and (b) equal to the product of (i) two percent (2%) and (ii) the amount of costs of the hard Tenant Improvements in excess of the Tenant Improvement Allowance, if any, including, without limitation, hard costs to be paid from the Over-Allowance Amount.

Exhibit B

4.3.5 Contractor’s Warranties and Guarantees. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.3.6 Tenant’s Indemnity; Landlord’s Covenants. From and after the Effective Date, Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect and the Engineers on the Premises or in the Building. Within ten (10) days after completion of construction of the Tenant Improvements, Landlord shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation. In addition, Landlord, following the Substantial Completion of the Premises, shall have prepared and delivered to the Building management office, with a copy to Tenant, a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 5

SUBSTANTIAL COMPLETION;

LEASE COMMENCEMENT DATE

5.1 Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Premises shall mean (1) Landlord has substantially completed the Tenant Improvements in accordance with the Approved Working Drawings (with the exception of any punch-list items which will not materially and adversely interfere with Tenant’s ability to commence its business operations in the Premises), such that Tenant can install its freestanding work stations, fixtures, furniture, equipment, and telecommunication and cabling systems and to move into the Premises; (2) Landlord has obtained a certificate of occupancy for the Building and Premises, or its equivalent; and (3) Tenant has been delivered complete and uninterrupted access to the Premises (and other required portions of the Building) sufficient to allow Tenant to install its freestanding work stations, fixtures, furniture, equipment, and telecommunication and cabling systems and to move into the Premises. For purposes of this Lease, “Substantial Completion” of the Storefront Work shall mean that Landlord has substantially completed the Storefront Work in accordance with the Project Plans (with the exception of any minor punch-list items which will not materially and adversely interfere with Landlord’s ability to commence construction of the Tenant Improvements and do not otherwise constitute structural components of the Base, Shell and Core). Landlord shall promptly notify Tenant in writing of the Substantial Completion of the Storefront Work (and the occurrence of the Effective Date), and within two (2) days of such notice, Landlord shall cause its contractor to inspect the Premises with a representative of Tenant and complete a punch list of unfinished items to the Storefront Work. Authorized representatives for Landlord and Tenant shall execute said punch list to indicate their approval thereof. The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable.

Exhibit B

5.2 Landlord Delays. If Tenant contends that a Landlord Caused Delay has occurred (as defined below), Tenant shall notify Landlord in writing within five (5) business days of each of (i) the date upon which such Landlord Caused Delay becomes known to Tenant, Architect, or Contractor and (ii) the date upon which such Landlord Caused Delay ends (the “Delay Termination Date”). Tenant’s failure to deliver both of such notices to Landlord within the required time period shall be deemed to be a waiver by Tenant of the contended Landlord Caused Delay to which such notices would have related. If such actions, inaction or circumstances described in the notice set forth in clause (i) above (the “Delay Notice”) are not cured by Landlord within five (5) business days following Landlord’s receipt of the Delay Notice and if such actions, inaction or circumstances otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the Delay Termination Date.

5.2.1 Abatement of Base Rent for a Landlord Caused Delay. The Lease Commencement Dates shall occur as provided in Section 7.2 of Summary attached to the Lease; provided that the one hundred fifty (150) day component of the Lease Commencement Date (as set forth in Section 7.2 of the Summary) shall be extended on a day-for-day basis for each day of Landlord Caused Delay which actually delays the Substantial Completion of the Tenant Improvements.

5.2.2 Definition of Landlord Caused Delay. The term “Landlord Caused Delay” as used in the Lease or this Agreement shall mean any delay in the design of the Tenant Improvements or Tenant’s move-in into the Premises during the move-in period which is due to any act or omission of Landlord (wrongful, negligent or otherwise), its agents or contractors (including acts or omissions while acting as agent or contractor for Tenant). The term Landlord Delay shall include, but shall not be limited to any: (1) delay in the giving of authorizations or approvals by Landlord, including, but not limited to the approval of the Construction Drawings; (2) delay attributable to the acts or failures to act, whether willful, negligent or otherwise, of Landlord, its agents or contractors; (3) delay attributable to the interference of Landlord, its agents or contractors with the design of the Tenant Improvements or the failure or refusal of any such party to permit Tenant, its agents or contractors, access to and priority use of the Building or any Building facilities or services, including freight elevators, passenger elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary for Tenant to complete its move-in into the Premises during the move-in period; (4) delay attributable to Landlord giving Tenant incorrect or incomplete Project Plans, or revisions made to such Project Plans subsequent to the delivery of such items to Tenant (collectively, “Incomplete Plans”) in either case, in addition to such delay being deemed a Landlord Delay, any increased costs incurred by Landlord as a result of such Incomplete Plans shall not be deducted from the Tenant Improvement Allowance; (6) delay attributable to Landlord’s failure to allow Tenant sufficient access to the Building and/or the Premises during the move-in period to move into the Premises over one (1) weekend; (7) delay by Landlord in administering and paying when due the Tenant Improvement Allowance; and (8) delay caused by the failure of the Base Core and Shell to comply with the ADA (in which case, in addition to such delay being deemed a Landlord Delay, any increased costs incurred by Landlord as a result

Exhibit B

of such non-compliance shall not be deducted from the Tenant Improvement Allowance). In no event shall Tenant’s remedies or entitlements for the occurrence of a Landlord Delay be abated, deferred, diminished or rendered inoperative because of a prior, concurrent, or subsequent delay resulting from any action or inaction of Tenant.

5.2.3 Determination of Landlord Caused Delay. If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing within two (2) business days of each of (i) the date upon which such Landlord Caused Delay becomes known to Tenant, Architect, or Contractor and (ii) the date upon which such Landlord Caused Delay ends (the “Delay Termination Date”). Tenant’s failure to deliver both of such notices to Landlord within the required time period shall be deemed to be a waiver by Tenant of the contended Landlord Caused Delay to which such notices would have related. If such actions, inaction or circumstances described in the notice set forth in clause (i) above (the “Delay Notice”) are not cured by Landlord within two (2) business days following Landlord’s receipt of the Delay Notice and if such actions, inaction or circumstances otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the Delay Termination Date.

5.3 Inspection. After the Tenant Improvements to the Premises are Substantially Completed (excepting punch list items) and prior to Tenant’s move-in into the Premises (“First Time”), and within thirty (30) days after Tenant’s move-in period (“Second Time”), in each case following two (2) days’ advance written notice from Tenant to Landlord, Landlord shall cause the Contractor to inspect the Premises with a representative of Tenant and complete a punch list of unfinished items to the Tenant Improvements. Authorized representatives for Landlord and Tenant shall execute said punch list to indicate their approval thereof. The items listed on such punch list shall be completed by the Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Building and the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Premises, or interfere with the general operation of the Building and/or the Real Property. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant

Exhibit B

fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Lease Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1. Notwithstanding the foregoing or anything in this Tenant Work Letter to the contrary, prior to the Effective Date the foregoing liability and indemnity shall apply only to Tenant’s actions pursuant to this Section 6.1. In addition, should any of Tenant’s agents, contractors, consultants, workmen, mechanics, suppliers and invitees desire to enter the Premises or Building prior to the Effective Date, prior to any such entry such agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall enter into a access agreement, in form and substance reasonably acceptable to Landlord, whereby such agents, contractors, consultants, workmen, mechanics, suppliers and invitees agree to hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by such party’s actions.

6.2 Tenant’s Representative. Tenant has designated AINSLEY HILL (Telephone No.: (415) 940-7897 ext. 328, E-Mail: ahill@zendesk.com) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord’s Representative. Landlord has designated ERIC CLAPP (Telephone No.: (310) 294-1239, E-Mail: eclapp@westportcp.com) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

Exhibit B

6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 19.1 of the Lease or any uncured default by Tenant under this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease. In addition, if the Lease is terminated prior to the Lease Commencement Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

6.6. Tenant’s Early Occupancy Rights. Notwithstanding anything to the contrary in this Tenant Work Letter or any other provision of this Lease, but subject to the provisions of this grammatical paragraph, Tenant may require that Landlord accelerate the construction of the Tenant Improvements on two (2) floors of the Premises (the “Early Access Floors”) in order to accommodate Tenant’s desire to commence business in those floors prior to Substantial Completion of the Tenant Improvements for the entire Premises. The particular floors that will constitute the Early Access Floor shall be subject to Landlord’s reasonable approval. All costs arising from the acceleration of construction on the Early Access Floors shall be at Tenant’s expense (although the Tenant Improvement Allowance may be applied to such costs) [subject to Tenant’s Construction Period Maximum Liability set forth in Section 4.3.4. above.] Promptly following the identification of the Early Access Floors, Landlord and Tenant shall amend the Time Deadlines to reflect the revised construction schedule. Without limitation of the foregoing, any delays in the Substantial Completion of the Tenant Improvements on floors other than the Early Access Floors caused by the acceleration of the construction on the Early Access Floors shall be attributed to Tenant and shall not be deemed a Landlord Caused Delay. After Substantial Completion of the Early Access Floors, Tenant may have access to such floors and may commence doing business therefrom. Tenant shall be bound to all of the terms of the Lease with respect to the Early Access Floors as of the date Tenant commence occupancy therein and shall pay Base Rent for the Early Access Floors based on the below schedule (provided, that Tenant’s presence on the Early Access Floors does not trigger the Abatement Period as set forth in Section 3.2 of the Lease and does not trigger the Lease Commencement Date). Prior to commencing occupancy of the Early Access Floors, Tenant shall deliver to Landlord the insurance certificates required under Section 10.3 of the Lease.

Exhibit B

Rent Schedule for Early Access Floors:

Floor	Monthly Installment of Base Rent
B	$36,603.02
G	$17,933.44
2	$38,059.90
3	$37,308.33
4	$37,555.00
5	$37,805.52
6	$37,878.75
7	$37,951.98

By way of example, if Tenant occupies the third (3rd) and fourth (4th) floors as Early Access Floors, then Tenant’s total monthly Base Rent for such floors would be $74,863.33 per month.

Exhibit B

SCHEDULE 1 TO TENANT WORK LETTER

DESCRIPTION OF PROJECT PLANS

1). Storefront and Window Renovations –

a). Storefront & Window Renovation, prepared by Petra Structural Engineers, Dated 8.22.13.

b). Storefront & Window Renovation, prepared by Studio TMT Architects, Dated 8.29.3

c). Eastern Outfitting Building Exterior & Structural Alterations—Specifications, Prepared by Studio TMT Architects, Dated 1.22.13.

d). PCO #18 between Howard S. Wright and Weber Electric. Restoration of Marquee Lighting, Dated 3.26.13.

2). Mechanical, Electrical, Plumbing and Fire As-Built Drawings -

a). Mechanical Shell As-Built Drawings, Prepared by AMI, Dated 8.19.13.

b). Mechanical As-Built Drawings—5th Floor TI, Prepared by AMI, Dated 8.19.13.

c). Electrical As-Built Drawings—Complete Building, Prepared by Weber Electric, Dated 3.8.13

d). Plumbing As-Built Drawings—Complete Building, Prepared by Ayoob Mechanical, Inc., Dated 8.23.13.

e). Fire Sprinkler As-Built Drawings, Prepared by AAA Fire Protection, Dated 2.7.13.

3). 5th Floor Market Ready Tenant Improvement -

a). Tenant Improvement Drawings, Prepared by Studio TMT, Dated 5.28.13.

b).Tenant Improvement Drawings, Prepared by Studio TMT, Dated 5.13.13.

4). Interior Core Improvements -

a). Interior Core Improvement Drawings, Prepared by Studio TMT, Dated 12.5.12.

b). Eastern Outfitting Building Exterior & Structural Alterations—Specifications, Prepared by Studio TMT Architects, Dated 12.14.13.

c). Minor Permit Submittal—1017-1019 Location, Prepared by KC Glass, Dated 11.27.13

d). Elevator Cab Finish Submittal, Prepared by Howard S. Wright, Dated 6.25.13

5). Interior and Structural Alterations -

a). Interior Floor Alterations, Prepared by Studio TMT, Dated 2.19.13.

b). Eastern Outfitting Building Exterior & Structural Alterations—Specifications, Prepared by Studio TMT Architects and Petra Structural Engineers, Dated 1.22.13.

Schedule 1 to Tenant

Work Letter

SCHEDULE 2 TO TENANT WORK LETTER

TIME DEADLINES

Dates	Actions to be Performed

1. October 28, 2013	Final Space Plan to be completed by Tenant and delivered to Landlord.

2. February 24, 2014	Tenant to deliver Final Working Drawings to Landlord.

3. March 3, 2014	Tenant to submit Approved Working Drawings to the City of San Francisco for all applicable building permits.

Schedule 2 to Tenant

Work Letter

SCHEDULE 3 TO TENANT WORK LETTER

DESCRIPTION OF STOREFRONT WORK

(All based on the Minor Permit to Alter set of drawings)

Market Street -

•	Extend 2nd floor decking to meet new storefront assembly.

•	Erect steel frame work for new storefront system at 1st and 2nd floor.

•	Install new aluminum storefront system, doors and glazing.

•	Install replacement light bulbs on Market Street window mullions, floors 3 thru 7.

•	Repair Terra Cotta and Sheet Metal per Page and Turnbull Specifications.

•	Install new stone surround at Market Street storefront.

Stevenson Street -

•	Cut low wall at Stevenson Elevation to accommodate new glass line at 1st floor, which will run from floor level to underside of 2nd floor decking.

•	Install new storefront system and glazing to match floors above.

•	Paint to match above.

•	Install 3 wall mounted light fixtures on exterior.

Schedule 3 to Tenant

Work Letter

EXHIBIT C

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of             , 20    , by and between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”)

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease Agreement dated as of September 6, 2013 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, within the Building located at 1019 Market Street, San Francisco, California.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning given such terms in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that the term of the Lease commenced as of                      (the “Lease Commencement Date”) for a term of approximately one hundred one (101) months ending on                      (unless sooner terminated as provided in the Lease.

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:	1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company
	By:	1019 Market St. Holdings III, LLC, a Delaware limited liability company Its Managing Member

By:
Printed Name:

Title:

Exhibit C

By:
Printed Name:

Title:

“Tenant”:	ZENDESK, INC., a Delaware corporation

By:
Printed Name:
Title:

By:
Printed Name:
Title:

Exhibit C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. Other than furniture, packages, supplies, and equipment delivered in the ordinary course of Tenant’s business, no furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.

Exhibit D

6. Landlord shall have the right to control and operate the public portions of the Building, the public facilities, the HVAC, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. The requirements of Tenant will be attended to only upon application at the management office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.

9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.

11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12. Tenant shall not use any method of HVAC other than that which may be supplied by Landlord, without the prior written consent of Landlord.

13. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

14. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, fish or reptiles. Bicycles, but no other electric or motorized vehicles may be kept in the Building in the areas designated by Landlord.

15. 16. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

Exhibit D

17. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s HVAC system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

24. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

25. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building’s management office. Under no circumstance shall the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

Exhibit D

26. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

27. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building. The Rules and Regulations shall not supersede any provision of the Tenant’s Lease and to the extent of any inconsistency between Tenant’s Lease and the Rules and Regulations, the Lease shall govern. Any of the Rules and Regulations that Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Exhibit D

EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

The undersigned, as Tenant/Landlord under that certain Lease Agreement (the “Lease”) made and entered into as of                     ,                     and between                     , a                     as Landlord, and the undersigned as Tenant, for Premises on the                     (                     ) floor(s) of the Building located at                                                              hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on             .

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. The Lease Term expires on             .

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

7. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

8. To Tenant’s actual knowledge (without inquiry or investigation), as of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

9. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through             . The current monthly installment of Base Rent is $            .

10. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord’s prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

Exhibit E

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed at             on the             day of             ,             .

“Tenant”:
a

By:
Printed Name:
Title:

By:
Printed Name:
Title:

Exhibit E

EXHIBIT F-1

APPOXIMATE LOCATION OF TENANT’S BUILDING EXTERIOR SIGNS

Exhibit F-1 to that certain Lease Agreement dated as of September 6, 2013, between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”).

The depictions of the approximate locations of Tenant’s Building Exterior Signs comprising this Exhibit F-1 are attached hereto as the immediately following pages and is incorporated herein by this reference.

Exhibit F-1

FURNITURE AND CARPETS
11' - 0"
5' - 8"
11' - 1"
RETAIL
OFFICE
02' - 0"

All signage to be submitted to City of San Francisco for final approval based on the Market Street Special Sign District as dictated by the City of San Francisco Planning.

1019 Market Street - North Elevation

zendesk
All signage to be submitted to City of San Francisco for final approval based on the Market Street Special Sign District as dictated by the City of San Francisco Planning.

1019 Market Street - East Elevation

zendesk
All signage to be submitted to City of San Francisco for final approval based on the Market Street Special Sign District as dictated by the City of San Francisco Planning.

1019 Market Street - West Elevation

EXHIBIT F-2

RETAIL SIGNAGE LOCATION

Exhibit F-2 to that certain Lease Agreement dated as of September 6, 2013, between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”).

The depictions of the Retail Signage Location comprising this Exhibit F-2 are attached hereto as the immediately following pages and is incorporated herein by this reference.

Exhibit F-2

FURNITURE AND CARPETS
11' - 0"
5' - 8"
11' - 1"
2' - 0"
RETAIL
OFFICE

All signage to be submitted to City of San Francisco for final approval based on the Market Street Special Sign District as dictated by the City of San Francisco Planning.

1019 Market Street - North Elevation

EXHIBIT G TO LEASE

JANITORIAL SCHEDULE

Janitorial Specifications

1019 Market Street

Tenant Premises

Office Areas

Nightly (five days/week):

1.	Sweep non-carpeted areas with chemically treated dust mop

2.	Empty all waste paper containers, spot clean, replace liners

3.	Clean telephone handsets

4.	Turn off lights ASAP each night

5.	Remove all trash from floors, return waste baskets and chairs to proper positions

6.	Spot mop any spillage off non-carpeted areas

Every other night:

1.	Vacuum all carpeted areas

a.	Carpet sweep any visible debris on non-vacuuming days

Weekly:

1.	Dust all horizontal surfaces including ledges, window sills, pictures, shelves and furniture

2.	Spot clean doors, door frames, and counters

3.	Spot clean around light switches

4.	Spot clean partition door glass

5.	Clean telephone handsets

Monthly:

1.	Perform high dusting beyond normal reach

Quarterly:

1.	Scrub, re-seal and refinish all VCT flooring

2.	Thoroughly vacuum upholstered furniture

3.	Edge vacuum all carpeted areas

Exhibit G

Conference Rooms

Nightly (five days/week):

1.	Polish table tops

2.	Empty all waste paper containers

3.	Vacuum carpets

4.	Spot clean walls

5.	Arrange chairs in an orderly manner

Weekly:

1.	Dust tables, chairs and cabinets

Monthly:

1.	Vacuum all chairs

Kitchenettes, Coffee Bars & Vending Areas

Nightly (five days/week):

1.	Clean table tops

2.	Clean sinks and counter tops

3.	Clean chairs as required to maintain a neat appearance

4.	Damp mop non-carpeted areas

5.	Empty all waste containers and replace liners

6.	Spot clean outside of refrigerators

7.	Wipe clean exterior surface of cabinets and drawers

Tenant Restrooms

Nightly (five days/week):

1.	Empty and wipe out all waste paper containers

2.	Empty feminine dispensers and replace liner

3.	Clean and polish all metal and mirrors

4.	Clean and polish all dispensers

5.	Clean and disinfect wash basins, urinals, and toilets including both top and underside of toilet seat

6.	Spot clean tile walls and toilet partitions (inside/outside)

7.	Spot clean walls around wash basins

8.	Clean floors with germicidal solution

9.	Refill soap, towels, tissue, and seat covers

10.	Check all fixtures, flush valves, etc. and report non-working or leaking items to Maintenance and Engineering

Weekly:

1.	Dust all low reach and high reach areas including but not limited to structural ledges, mirror tops and ledges, A/C diffusers, return air grills and light fixtures

Monthly:

1.	Wash down all partitions inside and outside

Exhibit G

Bimonthly (6 times a year):

1.	Machine scrub floors INCLUDING corners and cove base

Landlord Responsibilities for Common Area

Entrance Lobbies

Nightly (five days/week):

1.	Sweep and spot clean tile flooring

2.	Damp mop all spillage

3.	Vacuum carpets

4.	Spot clean carpets

5.	Dust ledges within reach

6.	Dust all horizontal surfaces

7.	Empty all waste containers, spot clean, and replace liners

8.	Spot clean walls

9.	Clean chrome and painted hand rails

10.	Clean entrance door glass, frames, and thresholds

11.	Police sidewalks immediately outside entrance areas

12.	Spot clean all glass including low partitions, mirrors and the corridor side of all windows and glass to tenant premises

13.	Thoroughly clean all door thresholds of dirt and debris

14.	Spot clean and dust directory board glass and ledges

Weekly:

1.	Dust all high ledges

2.	Edge vacuum all carpets

3.	Damp sponge clean all baseboards

4.	Vacuum all chairs and sofas

Monthly:

1.	Dust and vacuum air supply and exhaust diffusers

2.	Machine scrub guard station

Freight Car Lobbies

Nightly (five days/week):

1.	Damp mop and spot clean VCT flooring if applicable

Monthly:

1.	Machine scrub, re-seal and refinish floors

Exhibit G

Passenger Elevator Cleaning

Nightly (five days/week):

1.	Clean elevator cab floor

2.	Vacuum and clean all elevator thresholds

3.	Wipe down walls

4.	Polish stainless steel doors

Monthly:

1.	Clean elevator cab lights

2.	Clean entire cab ceiling

3.	Clean and polish all wood surfaces

4.	Polish elevator thresholds with #000—steel wool

5.	Clean carpet in elevator lobby floors

Exterior

Windows

1.	Exterior portion of windows washed twice per year

Sidewalks

1.	Power washed between at least two times per month

Exhibit G

EXHIBIT H TO LEASE

HVAC DEPRECIATION SCHEDULE

25	years

52	weeks per year

55	Hours per week

71,500	- Useful Life in terms of hours

($290,000 Central Plant Replacement +(# of Heat Pumps * $80,000) ) / Overtime Hours

$290,000	Central Plant $20,000 Heat Pump Cost

40	# of Heat Pumps

$15.24	Cost Per Hour of Overtime HVAC assuming 40 Heat Pumps (5 per floor)

Exhibit H

EXHIBIT I TO LEASE

PROHIBITED USES

1.

A facility for any use which is illegal or would reasonably be determined to cause a threat of imminent harm to persons or property, constitutes a public or private nuisance or emits an obnoxious odor, noise, or sound which can be heard or smelled (in either event to more than a de minimus extent) outside of the Building.

2.	Any medical marijuana facility, or similar use whether it is styled as a collective or otherwise.

3.

Establishment providing nude or topless entertainment or wait-staff, or any establishment selling or exhibiting pornographic materials (including, without limitation, adult books or videos). Materials shall be considered “adult” or “pornographic” under this paragraph if the same are not available for sale or rental to children under 18 years old because they explicitly deal with or depict sexuality). Any company or business that engages in the business of providing any of the foregoing materials or services at locations other than the Building shall also be prohibited.

3.

Any operation primarily used as a storage warehouse operation (except incidental to Tenant’s primary retail business) and any assembling, manufacturing, distilling, refining, smelting, agricultural, or mining operation.

4.	Any pawn shop, “second hand” store, schlock store, or “surplus” store.

5.

Any fire sale, bankruptcy sale (unless pursuant to a court order) or auction house operation (but this provision shall not restrict the absolute freedom of an occupant to determine its own selling prices nor shall it preclude the conduct of any seasonal sales, promotional or clearance sales or legitimate going out of business sales in compliance with applicable Laws).

6.	Any central laundry, dry cleaning plant, or laundromat; including, nominal supportive facilities for on-site service oriented to pickup and delivery by the ultimate consumer.

7.	Any bar, pub, tavern or night club, where the sale of beer, wine and/or alcohol is more than 70% of the facilities annual revenue.

8.

Any flea market, amusement, video arcade, children’s play center (including, without limitation, any business primarily providing physical play activities for children, kiddie rides or games), pinball, computer or other gamerooms, pool or billiard hall, dance or music hall, disco or nightclub or any other facility operated solely for entertainment purposes, such as a “laser tag” or “virtual reality” theme operation.

9.	Any training or educational facility.

10.

Any gambling facility or operation, including but not limited to: off-track or sports betting parlor; table games such as blackjack or poker; slot machines, video poker/blackjack keno machines or similar devices; or bingo hall.

Exhibit I

11.	Any tattoo parlor.

12.	Any house of worship

13.

Any liquor store (provided, however, that the foregoing shall not be deemed to prohibit the sale of beer, wine and/or alcohol by any occupant ancillary to its primary use of the premises, or the sale of beer, wine or alcohol for on-premises consumption at any restaurant or bar permitted hereunder).

Exhibit I

EXTENSION OPTION RIDER

1. This EXTENSION OPTION RIDER (this “Extension Rider”) is made and entered into by and between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”), and is dated as of the date of the Lease Agreement (“Lease”) by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1. Option Right. Landlord hereby grants Tenant one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of such option to extend, the Lease Term shall be extended for the Option Term.

2. Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Fair Market Rental Rate for the Premises. As used herein, the “Fair Market Rental Rate” shall mean the annual Base Rent at which non-affiliated parties from new, non-expansion, non-renewal and non-equity tenants, as of the commencement of the Option Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location, and quality to the Premises for a comparable term, with comparable tenant improvement allowances, if any, and other generally applicable conditions of tenancy, which comparable space is located in the Building and in other comparable recently renovated office buildings located in the area bordered by Market Street to the north, 3rd Street to the east, Brannan Street to the south, and 11th Street to the west, including buildings located immediately on both sides of each of the aforementioned streets, in San Francisco, California (the “Market Area”), taking into consideration all base rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the Option Term). All other terms and conditions of the Lease shall apply throughout the Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the Option Term described in Section 1 above.

3. Exercise of Option. The option contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days after Landlord’s receipt of the Interest Notice setting forth Landlord’s determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date (the “Exercise Date”) which is thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice (“Exercise Notice”) thereof to Landlord. Concurrently with Tenant’s delivery of the Exercise Notice, Tenant may object, in writing, to Landlord’s determination of the Fair Market Rental Rate set forth in the Option Rent Notice, in which event such Fair Market Rental Rate shall be determined pursuant to Section 4 below. Tenant’s failure to deliver the Exercise Notice on or before the Exercise Date, shall be deemed to constitute Tenant’s waiver of its extension right hereunder. If Tenant timely delivers the Exercise Notice but fails to timely object in writing to Landlord’s determination of the Fair Market Rental Rate set forth in the Option Rent Notice, Tenant shall be deemed to have accepted Landlord’s determination of the Option Rent and the following provisions of Section 4 shall not apply.

4. Determination of Fair Market Rental Rate. In the event Tenant timely and appropriately objects in writing to the Fair Market Rental Rate initially determined by Landlord in the Option Rent Notice, Landlord and Tenant shall thereafter attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such Fair Market Rental Rate within twenty (20) days following Tenant’s objection to such Fair Market Rental Rate (the “Outside Agreement Date”) then each party shall submit to the other party a separate written determination of the Option Rent within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 4.1 through 4.7 below. If Landlord’s and Tenant’s determinations do not differ by an amount in excess of five (5%) percent, the two determinations shall be averaged and the resulting figure shall be conclusively deemed to be the Fair Market Rental Rate. If the two determinations differ by an amount in excess of five (5%) percent, then such determinations shall be submitted to arbitration in accordance with Sections 4.1 through 4.7 below. Failure of Tenant or Landlord to submit a written determination of the Option Rent within such ten (10) business day period shall conclusively be deemed to be the non-determining party’s approval of the Option Rent submitted within such ten (10) business day period by the other party.

4.1 Landlord and Tenant shall each appoint one (1) appraiser who shall by profession be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of office buildings in Market Area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate is the closer to the actual Fair Market Rental Rate as determined by the appraisers, taking into account the requirements with respect thereto set forth in Section 2 above. Each such appraiser shall be appointed within thirty (30) days after the Outside Agreement Date.

4.2 The two (2) appraisers so appointed shall, within ten (10) days of the date of the appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

4.3 The three (3) appraisers shall, within thirty (30) days of the appointment of the third appraiser, reach a decision as to which of Landlord’s or Tenant’s submitted Fair Market Rental Rate is closer to the actual Fair Market Rental Rate and shall select such closer determination as the Fair Market Rental Rate and notify Landlord and Tenant thereof.

4.4 The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant.

4.5 If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 4.1 hereinabove, the appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant.

4.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the time period provided in Section 4.3 above, then the parties shall mutually select the third arbitrator. If Landlord and Tenant are unable to agree upon the third arbitrator within ten (10) days, then either party may, upon at least five (5) days prior written notice to the other party, request the Presiding Judge of the San Francisco County Superior Court, acting in his private and nonjudicial capacity, to appoint the third arbitrator. Following the appointment of the third arbitrator, the panel of arbitrators shall within thirty (30) days thereafter reach a decision as to whether Landlord’s or Tenant’s submitted Option Rent shall be used and shall notify Landlord and Tenant thereof.

4.7 Each party shall pay the fees and expenses of the appraiser appointed by or on behalf of it, and each shall pay one-half of the fees and expenses of the third appraiser, if any.

5. Suspension of Right to Extend Lease Term. Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, at law or in equity, the right to extend the Lease Term hereinabove granted to Tenant shall not be deemed to be properly exercised if, as of the date Tenant delivers the Exercise Notice or as of the end of the initial Lease Term, Tenant is in default under this Lease. In addition, Tenant’s right to extend the Lease Term is personal to the Original Tenant, and any Affiliate to which Tenant’s entire interest in this Lease has been assigned pursuant to Section 14.7 of the Lease, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Tenant, or such Affiliate assignee, as the case may be, and shall only be available to and exercisable by the Tenant, or such Affiliate assignee, when the Original Tenant, or such Affiliate assignee, is in actual and physical possession of the entire Premises.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Extension Rider to be executed the day and date of the Lease.

“Landlord”:	1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company

	By:	1019 Market St. Holdings III, LLC, a Delaware limited liability company Its Managing Member

		By:	/s/ W. Greg Geiger
Printed Name: W. Greg Geiger
Title: Authorized Signer

		By:	/s/ Sean Armstrong
Printed Name: Sean Armstrong
Title: Authorized Signer

“Tenant”:	ZENDESK, INC., a Delaware corporation

	By:	/s/ Mikkel Svane
Printed Name: Mikkel Svane
Title: CEO and President

	By:	/s/ John Geschke
Printed Name: John Geschke
Title: General Counsel and Secretary

Signature Page

LETTER OF CREDIT RIDER

This LETTER OF CREDIT RIDER (this “LC Rider”) is made and entered into by and between by and between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”), and is dated as of the date of the Lease Agreement (“Lease”) by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this LC Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this LC Rider are inconsistent with the terms of the Lease, the terms of this LC Rider shall control.

1. Concurrently upon execution of the Lease, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, subject to Tenant’s rights to notice and cure pursuant to Article 19 of the Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit 1 and containing the terms required herein, payable in the County of San Francisco, California, running in favor of Landlord issued by a solvent bank under the supervision of the Superintendent of Banks of the State of California, or a National Banking Association, in the amount of THREE MILLION SIX HUNDRED EIGHT THOUSAND THREE HUNDRED FORTY-FOUR AND 90/100 DOLLARS ($3,608,344.90) (“LC Amount”), as the same may be reduced pursuant to Paragraph 5 below. Should Tenant fail to deliver the original Letter of Credit to Landlord by September 10, 2013, such failure shall constitute an immediate event of default under the Lease without further notice or cure rights. The Letter of Credit shall be (i) at sight and irrevocable, (ii) subject to the terms of this LC Rider, maintained in effect, whether through replacement, renewal or extension, for the entire period from the date of execution of this Lease through the date which is sixty (60) days after the Lease Expiration Date (subject, however, to the reduction and termination provisions of Paragraph 5 below), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least fifteen (15) days prior to the expiration of the Letter of Credit, without any action whatsoever on the part of Landlord, (iii) subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, and (iv) fully assignable by Landlord in connection with a transfer of Landlord’s interest in the Lease and permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that: (A) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) of a written statement certifying that such amount is due to Landlord under the terms and conditions of the Lease, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity); (B) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; and (C) in the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new Landlord. The bank issuing the Letter of Credit shall at all times remain solvent and open for business.

2. If, as result of any application or use by Landlord of all or any part of the Letter of Credit (or any “Cash Collateral,” as that term is defined, below), the amount of the Letter of Credit and Cash Collateral shall collectively be less than the LC Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with either (i) cash (the “Cash Collateral”) to be held and applied by Landlord as collateral in the same manner as if Landlord held such amount as part of the Letter of Credit, or (ii) additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount of the LC Amount) and any such additional (or replacement) letter of credit shall comply with all of the provisions of this LC Rider, and if Tenant fails to comply with the foregoing, the same shall constitute an uncurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or Cash Collateral, as the case may be, or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the date which is sixty (60) days after the Lease Expiration Date and the conditions for the release of the Letter of Credit set forth in Paragraph 5, below, have not been satisfied, and Tenant has not provided Landlord with cash in lieu of the entire LC amount then outstanding pursuant to Paragraph 1 above, Landlord will accept Cash Collateral, a renewal letter of credit or substitute letter of credit (such renewal or substitute letter of credit or Cash Collateral to be in effect and delivered to Landlord, as applicable, not later than fifteen (15) days prior to the expiration of the Letter of Credit), which with respect to any letter of credit shall be irrevocable and automatically renewable as above provided through the date which is sixty (60) days after the Lease Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. In the event that Tenant provides Cash Collateral pursuant to the foregoing provisions of this Paragraph 2, Landlord shall have no obligation to maintain such Cash Collateral in a separate account, and Tenant shall not be entitled to receive any interest accruing thereon. However, if Cash Collateral is not timely delivered or the Letter of Credit is not timely renewed or a substitute Letter of Credit is not timely received, or if Tenant fails to maintain the Letter of Credit and/or the Cash Collateral in the amount and in accordance with the terms set forth in this LC Rider, Landlord shall have the right to present the Letter of Credit to the bank in accordance with the terms of this LC Rider, and the entire sum evidenced thereby shall be paid to and held by Landlord as Cash Collateral for performance of all of Tenant’s obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, subject to Tenant’s rights to notice and cure pursuant to Article 19 of the Lease.

3. If there shall occur a default under the Lease as set forth in Article 19 of the Lease and such default remains uncured beyond the applicable notice and cure periods set forth in Article 19, Landlord may, but without obligation to do so, draw upon the Letter of Credit and/or utilize the Cash Collateral, in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which may be sustained by Landlord resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

4. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or Cash Collateral be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit and/or Cash Collateral, as the case may be, is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

5. Notwithstanding anything to the contrary set forth in this LC Rider, but subject to the provisions of Paragraphs 5(a) and (b) below, it is hereby agreed that the LC Amount shall be reduced by and to the amounts on the dates set forth on the schedule below:

Reduction Date	Amount of Reduction	Revised LC Amount
First day of 37th month of initial Lease Term	$601,390.82	$3,006,954.08
First day of 49th month of initial Lease Term	$601,390.82	$2,405,563.27
First day of 61st month of initial Lease Term	$601,390.82	$1,804,172.45

Further, in the event that Tenant successfully completes an initial public offering of stock in Tenant through the New York Stock Exchange or other nationally recognized stock exchange that raises a minimum of One Hundred Million Dollars ($100,000,000) in gross proceeds for Tenant in the primary offering, then it is hereby agreed that the LC Amount shall be reduced by and to the amounts on the dates set forth on the schedule below:

Reduction Date	Amount of Reduction	Revised LC Amount
First day of 25th month of initial Lease Term	$902,086.23	$2,706,258.68
First day of 36th month of initial Lease Term	$902,086.23	$1,804,172.45

(a) Notwithstanding the foregoing provisions of this Paragraph 5 to the contrary, there shall be no reduction in the LC Amount, or waiver of the Letter of Credit requirement and/or return of the Letter of Credit to Tenant, at any time while Tenant is in default of any of its obligations under the Lease.

(b) Any such reductions in the LC Amount pursuant this Paragraph 5 shall be accomplished through an amendment or replacement Letter of Credit, to be provided by Tenant to Landlord at Tenant’s sole cost and expense.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Letter of Rider to be executed the day and date of the Lease.

“Landlord”:	1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company

	By:	1019 Market St. Holdings III, LLC, a Delaware limited liability company Its Managing Member

		By:	/s/ W. Greg Geiger
Printed Name: W. Greg Geiger
Title: Authorized Signer

		By:	/s/ Sean Armstrong
Printed Name: Sean Armstrong
Title: Authorized Signer

“Tenant”:	ZENDESK, INC., a Delaware corporation

	By:	/s/ Mikkel Svane
Printed Name: Mikkel Svane
Title: CEO and President

	By:	/s/ John Geschke
Printed Name: John Geschke
Title: General Counsel and Secretary

Signature Page

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of May 9, 2014, by and between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”)

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease Agreement dated as of September 6, 2013 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, within the Building located at 1019 Market Street, San Francisco, California.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning given such terms in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that the term of the Lease commenced as of March 5, 2014 (the “Lease Commencement Date”) for a term of approximately one hundred one (101) months ending on August 31, 2022 (unless sooner terminated as provided in the Lease.

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:	1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company

	By:	1019 Market St. Holdings III, LLC, a Delaware limited liability company Its Managing Member

		By:	/s/ W. Greg Geiger
Printed Name: W. Greg Geiger
Title: Authorized Signer

		By:	/s/ Peter Aronson
Printed Name: Peter Aronson
Title: Authorized Signer

“Tenant”:	ZENDESK, INC.,
a Delaware corporation

	By:	/s/ John Geschke
Printed Name: John Geschke
Title: SVP, General Counsel

	By:	/s/ Alan Black
Printed Name: Alan Black
Title: CFO

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of September 18, 2014, by and between 1019 MARKET ST. PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and ZENDESK, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease Agreement dated as of September 6, 2013, as amended by that certain Amendment to Lease effective as of May 9, 2014 (collectively, the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, within the Building located at 1019 Market Street, San Francisco, California.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning given such terms in the Lease.

C. Landlord and Tenant desire to amend the Lease to provide that Landlord assume responsibility for payment of certain utilities subject to reimbursement by Tenant, as set forth below.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Utility Charges. Notwithstanding Section 6.1.2 of the Lease to the contrary, Landlord shall contract for and pay directly for electrical service to the Premises; provided, however, Tenant shall promptly reimburse to Landlord, as Additional Rent, 100% of the cost of such electrical service to the Premises; provided, further, that such reimbursement shall be deemed to be a direct payment by Tenant of such electrical service for purposes of Section 4.2.10 of the Lease, such that the cost of such electrical service shall be excluded from the definition of “Utility Costs”.

2. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

3. Counterparts: Facsimile and Electronic Execution. This Amendment may be executed in counterparts, all of which shall constitute the same Amendment, notwithstanding that all parties to this Amendment are not signatories to the same or original counterpart. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed

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counterpart shall not affect the validity, enforceability and binding effect of this Amendment. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one (1) document.

4. Voluntary Consent; Reasonable Terms. Landlord and Tenant have carefully read and reviewed this Amendment and, by affixing their respective signatures hereto, each acknowledge their informed and voluntary consent to the terms of this Amendment. The parties hereby agree that, at the time of this Amendment is executed, the terms of this Amendment are commercially reasonable and effectuate the intent and purpose of Landlord and the Tenant with respect to the matters addressed herein.

[SIGNATURE PAGE TO AMENDMENT FOLLOWS]

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IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:	1019 MARKET ST. PROPERTY, LLC, Delaware limited liability company

	By:	1019 Market St. Holdings III, LLC, a Delaware limited liability company Its Managing Member

		By:	/s/ W. Greg Geiger
Printed Name: W. Greg Geiger
Title: Authorized Signer

		By:	/s/ Sean Armstrong
Printed Name: Sean Armstrong
Title: Authorized Signer

“Tenant”:	ZENDESK, INC., a Delaware corporation

	By:	/s Alan Black
Alan Black (Sep 18, 2014)
Printed Name: Alan Black
Title: Chief Financial Officer

	By:	/s/ John Geschke
John Geschke (Sep 18, 2014)
Printed Name: John Geschke
Title: General Counsel

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